                                                                Exhibit 10(i)(4)

--------------------------------------------------------------------------------

                               OPERATING AGREEMENT

                                       of

                          CINCINNATI BELL WIRELESS, LLC

                                     between

                             AT&T WIRELESS PCS INC.

                                       and

                        CINCINNATI BELL WIRELESS COMPANY

                          Dated as of December 31, 1998

--------------------------------------------------------------------------------

                             OPERATING AGREEMENT OF

                          CINCINNATI BELL WIRELESS, LLC

          OPERATING AGREEMENT, dated as of December 31, 1998 (the "Effective Date"), by and between AT&T Wireless PCS Inc., a Delaware corporation ("AT&T PCS"), and an indirect wholly owned subsidiary of AT&T Corp., a New York corporation ("AT&T"), and Cincinnati Bell Wireless Company, an Ohio corporation ("CBW"), and a wholly owned subsidiary of Cincinnati Bell Inc., an Ohio corporation ("CBI").

          WHEREAS, AT&T and CBI have a long standing business relationship covering the provision of various goods and services by one party to the other party, and AT&T and CBI may expand their relationship to include developing and marketing a wide range of telecommunications related services (including local, long distance and bundled services), both within and outside the Cincinnati, Ohio area; and

          WHEREAS, it is becoming increasingly important to provide 7wireless communications services in the Territory (as hereinafter defined) and to integrate such services with similar services on a national basis;

          WHEREAS, AT&T PCS and CBW have concluded that it will be in their best interests, and the best interests of the public, to form the Company (as hereinafter defined) for the purpose of acquiring, owning, operating, managing, maintaining, and constructing for profit a PCS System (as hereinafter defined) in the Territory which shall conduct its operations under the "Approved Licensee Marks" together with the "Licensed Marks" as set forth in the Network Membership License Agreement executed by the Company and AT&T (so long as such Network Membership License Agreement remains in effect), and, in furtherance thereof, AT&T PCS and CBW wish to become Members (as hereinafter defined) in the Company;

          WHEREAS, AT&T and its Affiliates have a nationwide wireless telecommunications presence which can provide the Company with substantial benefits and efficiencies of experience and resources through the arrangements described herein and, it is the intention of the parties that the Company's PCS System be operated as part of the AT&T national mobile wireless network; and

          WHEREAS, CBW and its Affiliates have a presence in the Territory which can provide the Company with substantial benefits and efficiencies of experience and resources through the arrangements described herein.

          NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, it is hereby agreed as follows:

                                    ARTICLE 1
                                     GENERAL

          1.1 Name. The name of the Company shall be Cincinnati Bell Wireless, LLC.

          1.2 Principal Place of Business. The Company's principal office and place of business shall be located in greater Cincinnati, Ohio. The principal office and place of business may be changed from time to time, and other offices and places of business may be established from time to time, by the Member Committee with notice to the Members.

          1.3 Term. The term of the Company commenced on the Effective Date and shall be perpetual.

          1.4 Purpose and Powers.

          (a) The purposes of the Company ("Purpose") are to:

              (i) establish and conduct the Business;

              (ii) enter into the Related Agreements to which the Company is a party; and

              (iii) do all things reasonably necessary or advisable in connection with the above.

          (b) (i) The Company shall have the power and authority to take any and all actions necessary or advisable to or for the furtherance of the Purpose.

              (ii) The Company and CBW on behalf of the Company, may enter into the Related Agreements to which the Company is a party (and any other key agreements the Company will execute at the closing) without any further act, vote or approval of any Member or any Representative or the Member Committee notwithstanding any other provision of this Agreement, the Act or other applicable law. CBW is hereby authorized to enter into on behalf of the Company the documents described in the immediately preceding sentence but such authorization shall not be deemed a restriction on the power of the Member Committee to authorize any other Person to enter into other documents on behalf of the Company in accordance with this Agreement.

          (c) The foregoing provisions of this Section 1.4 shall not be construed to authorize the Company to, and the Company shall not, and the Members agree that the Company shall not, engage in any activities other than the foregoing (and in particular expanding or changing the scope of the Business beyond that contemplated by the definition thereof) without the consent of each of the Members, which they may withhold in their sole discretion.

          1.5 Filings. The Member Committee shall cause to be executed, filed and published all such certificates, notices, statements or other instruments, and amendments thereto under the laws of the State of Ohio and other applicable jurisdictions as the Member Committee may deem necessary or advisable for the operation of the Company and CBW, acting alone, shall be an authorized person for the purpose of executing any such certificates, notices, statements or other instruments. Notwithstanding the foregoing or any other provision of this Agreement, the parties hereto authorize, ratify and direct CBW, as an authorized person to execute, deliver and file the original articles of organization of the Company with the office of the Secretary of State of the State of Ohio.

          1.6 Sole Agreement. The parties intend that their obligations to each other and the scope of their joint enterprise be as set forth in this Agreement and the Related Agreements, and that no further authority to bind the other or the Company or any liabilities to each other or any third party be inferred from the relationships described in such agreements.

          1.7 Definitions. Capitalized terms used in this Agreement without other definition shall, unless expressly stated otherwise, have the meanings specified in this Section 1.7.

          "Act" means the Ohio Limited Liability Company Act, as amended from time to time.

          "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

          (i) such Capital Account shall be deemed to be increased by any amounts which such Member is obligated to restore to the Company (pursuant to this Agreement or otherwise) or is deemed to be obligated to restore pursuant to the second to last sentences of Treasury Regulation sections 1.704-2(g)(1) and 1.704-2(i)(5) (relating to allocations attributable to nonrecourse debt); and

          (ii) such Capital Account shall be deemed to be decreased by the items described in Treasury Regulation sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.

          "Adopted Service Features" means the features set forth on Schedule
6.12 and additional service features that are adopted by the Company's PCS System in accordance with the terms of Section 6.12.

          "Affiliate" means, when used with reference to a specified Person, (i) any Person that directly or indirectly controls or is controlled by or is under common control with the specified Person, and (ii) any Person that is an officer or director of, a general partner in or a trustee of, or serves in a similar capacity with respect to, the specified Person or any Person described in clause
(i) or of which the specified Person or any Person described in clause (i) is a director, officer, general partner or trustee, or with respect to which the specified Person or any Person described in clause (i) serves in a similar capacity; provided, that the Company shall be deemed not to be an Affiliate of any of the Members or any of their respective Affiliates, and none of the AT&T PCS Member Group shall be deemed to be an Affiliate of any of the CBW Member Group. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to (i) vote 50% or more of the voting securities of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "Agreement" means this Operating Agreement, as amended, modified, supplemented or restated from time to time.

          "Agents" is defined in Section 6.6.

          "AT&T" is defined in the first paragraph hereof.

          "AT&T PCS" is defined in the first paragraph hereof.

          "AT&T PCS Member Group" means AT&T PCS and its Affiliates and any other Persons that are admitted as Members in accordance with Article 7 upon the transfer of an Interest or portion thereof originally owned by a Member of the AT&T PCS Member Group.

          "Bankruptcy" means with respect to any Member:

          (i) the filing by such Member of a voluntary petition seeking liquidation, dissolution, reorganization, rearrangement or readjustment, in any form, of its debts under Title 11 of the United States Code (or corresponding provisions of future laws) or any other bankruptcy or insolvency law, or such Member's filing an answer consenting to, or acquiescing in any such petition;

          (ii) the making by such Member of any assignment for the benefit of its creditors, or the admission by such Member in writing of its inability to pay its debts as they mature;

          (iii) the expiration of 120 days after the filing of an involuntary petition under Title 11 of the United States Code (or corresponding provisions of future laws), an application for the appointment of a receiver for the assets of such Member, or an involuntary petition seeking liquidation, dissolution, reorganization, rearrangement or readjustment of its debts or similar relief under any bankruptcy or insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 120 day period; or

          (iv) the entry of an order for relief against such Member under Title 11 of the United States Bankruptcy Code.

The foregoing is intended to supersede and replace the events listed in Section 1705.15(c) of the Act.

     "Book Value" means, with respect to any asset of the Company, the asset's adjusted basis as of the relevant date for federal income tax purposes except as follows:

          (i) the initial Book Value of any asset contributed by a Member to the Company shall be the Fair Market Value of such asset, as determined by the contributing Member and the Company with the concurrence of the Members other than the contributing Member;

          (ii) the Book Values of all Company assets (including intangible assets such as goodwill) shall be adjusted to equal their respective Fair Market Values as of the following times:

               (A) the acquisition of an additional Interest by any new or existing Member in exchange for more than a de minimis capital contribution other than pursuant to Section 2.2(c)(i);

               (B) the distribution by the Company to a Member of more than a de minimis amount of Company property other than money, whether in liquidation of the Company or otherwise, or a distribution in complete liquidation of the Interest of a Member; provided that in connection with a distribution other than in liquidation of the Company, only the Book Value of the distributed asset shall be adjusted if the Member Committee determines that such adjustment will be sufficient to reflect the relative Interests of the Members; and

               (C) the termination of the Company for federal income tax purposes pursuant to Code section 708(b);

          (iii) the Book Value of any Company asset distributed to any Member shall be the Fair Market Value of such asset on the date of distribution;

          (iv) if the Book Value of an asset has been determined or adjusted pursuant to clause (i) or clause (ii) above, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses, and other items allocated pursuant to
Section 3.3.

The foregoing definition of Book Value is intended to comply with the provisions of Treasury Regulation section 1.704-1(b)(2)(iv) and shall be interpreted and applied consistently therewith.

          "Business" means the business of (a) owning, constructing and operating a system to provide Company Communications Services, using the PCS frequencies licensed to the Company for Commercial Mobile Radio Services and contributed to the Company by AT&T PCS pursuant to Section 2.2, in the Territory, (b) marketing and providing such Services to resellers and end-users solely within the Territory, (c) providing in connection with such Company Communications Services, the Adopted Service Features as well as other mobile and portable communications services in the Territory and local exchange services provided by CBI and its Affiliates, in each case obtained by the Company as a reseller or provided by others but combined in a joint offering by the Company with its Company Communications Services and, with the consent of all of the Representatives on the Member Committee, providing other voice, messaging and data communications services and (d) owning and operating retail stores that offer for sale such services and related equipment. The activities described in clauses (a) and (b) shall be the indispensable requisite, and primary business, of the Company.

          "Capital Account" is defined in Section 2.1(a).

          "CBI" is defined in the first paragraph hereof.

          "CBI Cellular Interest" and "CBI Cellular Interest Trust" have the meanings assigned such terms in the Organizational Agreement.

          "CBW" is defined in the first paragraph hereof.

          "CBW Member Group" means CBW and its Affiliates and any other Persons that are admitted as Members in accordance with Article 7 upon the transfer of an Interest or portion thereof originally owned by a Member of the CBW Member Group.

          "Claim" is defined in Section 9.3(a).

          "Closing" is defined in Section 7.3(d).

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Company" means Cincinnati Bell Wireless, LLC.

          "Company Communications Services" shall mean mobile wireless telecommunications services (including the transmission of voice, data, image or other messages or content) provided solely within the Territory, initiated or terminated using TDMA and frequencies licensed by the FCC, to or from subscriber equipment that is capable of usage during routine movement throughout the area covered by a cell site and routine handing-off between cell sites, and is either intended for such usage or is temporarily fixed to a specific location on a short-term basis (e.g., a bank of wireless telephones temporarily installed during a special event of limited duration). Company Communications Services shall also include the transmissions between the Company's cell sites and the Company's switch or switches in the Territory, handing-off transmissions at the Company's switch or switches for termination by other carriers, and receiving transmissions to the Company's customers handed-off at the Company's switch or switches.

          "Company Minimum Gain" means the aggregate of the amounts of gain, if any, determined for each nonrecourse liability of the Company, that would be realized by the Company for federal income tax purposes if it disposed of the Company property subject to such liability in a taxable transaction in full satisfaction thereof and for no other consideration. To the extent the foregoing is inconsistent with Treasury Regulation section 1.704-2(d) or incomplete with respect to such regulation, Company Minimum Gain shall be computed in accordance with such regulation.

          "Confidential Information" means all documents and information (including without limitation, commercial information and information with respect to customers and proprietary technologies or processes and the design and development of new products or services) concerning the Company, the PCS Systems in which the Company has an ownership interest, the Members or their Affiliates furnished to a Member or its Affiliate in connection with the transactions leading up to and contemplated by this Agreement and the other Related Agreements and the operation of the Company which is (i) not otherwise in the public domain, (ii) not otherwise in the rightful possession of such Member (or Affiliate) from third parties having no obligation of confidentiality to the other Member or the Company and (iii) not required to be disclosed by such Member, its Affiliates or agents pursuant to Federal, state or local law.

          "Conflict Transaction" means (a) any transaction or agreement between the Company, on the one hand, and any Member Group or its Affiliates on the other hand, (b) any other matter involving the Company with respect to which a Member Group or its Affiliates may have interests that differ in a material respect from the interests of the Company (because of other activities of such Member Group or Affiliates, or otherwise), including, without limitation, (x) transfer pricing, (y) cost and profit sharing, and (z) the allocation of revenues and costs to the Company's products and services when offered in combination with other products or services provided by any Member Group or its Affiliates or the setting of the price, terms and conditions of the sale of the Company's products and services when such sale depends on the customer's separate purchase or separate use of products or services provided by any Member Group or its Affiliates, provided that the exercise of rights under Section 6.8 shall not constitute Conflict Transactions and (c) any other matter in which the Company is treated in a manner materially less favorable than any other business unit controlled directly or indirectly by CBI or an affiliate of CBI.

          "Deemed Compliance Period" shall have the meaning assigned in the Network Membership License Agreement.

          "Depreciation" means, for each fiscal year or part thereof, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year, Depreciation shall be an amount which bears the same ratio to such Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year bears to such adjusted tax basis; provided that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such Book Value using any reasonable method selected by the Member Committee, subject to any applicable legal regulations.

          "Disallowed Transferee" means until the 10th anniversary hereof, any of the five largest United States interexchange carriers in terms of interexchange revenue, which, for the first five years of this Agreement, shall be deemed to include

MCI/Worldcom, Sprint, Frontier, Excel and LCI and their successors, and until the 3rd anniversary hereof, any Regional Bell Operating Company, or SNET, or in any such case, any of their respective Affiliates, successors or assigns.

          "Distributable Cash" means, as of the end of any fiscal period, the excess of the cash and cash equivalents held by the Company and its Subsidiaries over the aggregate amount of any reserves established by the Member Committee (in accordance with sound business practice) to fund the Company's reasonably anticipated cash requirements.

          "Effective Date" means 11:59:59 pm (Eastern Standard Time) of the date set forth in the first paragraph of this Agreement.

          "Fair Market Value" means, with respect to any asset, as of the date of determination, the cash price at which a willing seller would sell and a willing buyer would buy, each being apprised of all relevant facts and neither acting under compulsion, such asset in an arm's-length negotiated transaction with an unaffiliated third party without time constraints. Without limiting the foregoing, the Fair Market Value of any Interest shall be the Fair Market Value of the Company as a whole multiplied by the percentage Interest in the Company such Interest represents.

          "FCC" means the Federal Communications Commission or any successor agency or entity performing substantially the same functions.

          "GAAP" means generally accepted accounting principles as used by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants.

          "Governmental Authority" means a national, state, provincial, county, city, local or other governmental or regulatory body or authority, whether domestic or foreign.

          "Indemnified Person" is defined in Section 9.1(b).

          "Interest" means the entire legal and equitable ownership interest of a Member in the Company, including the percentage interest of a Member (or a permitted assignee of a Member pursuant to Article 7 which has not been admitted as a Member of the Company) in the aggregate distributions by the Company and the aggregate allocations by the Company of Profits, Losses, income, gain, loss, deduction or credit or any similar item to which such Member (or its permitted assignee) is entitled, and the right of a Member to exercise governance rights with regard to the Company (including the right to appoint Representatives to the Member Committee).

          "License" means with respect to the PCS System, all final permits, licenses, waivers, and authorizations (including, without limitation, licenses issued by the FCC) that are necessary to conduct the operations of such PCS System in the manner in which such operations are currently contemplated, or may in the future be contemplated by the Company, to be conducted.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, right of first refusal or right of others therein, or encumbrance of any nature whatsoever in respect of such asset.

          "Liquidator" is defined in Section 8.3(b).

          "Majority in Interest" means, with respect to any matter, any combination of Members whose aggregate Interests are greater than 50% of the aggregate Interests of those Members entitled to vote or otherwise make any determination in respect of such matter.

          "Managing Member" means AT&T PCS in the case of the AT&T PCS Member Group and CBW in the case of the CBW Member Group, or such other Members that from time to time may be designated by the Members of the AT&T PCS Member Group or CBW Member Group, respectively. Such Persons shall not constitute "managers" (within the meaning of the Act) of the Company.

          "Member" means, initially, AT&T PCS, CBW and/or any Person who, at the time of the reference thereto, has been admitted to the Company as a Member in accordance with the terms of this Agreement and has not ceased to be a Member hereunder, in such Person's capacity as a member (within the meaning of the Act) of the Company.

          "Member Committee" is defined in Section 6.1.

          "Member Group" means the AT&T PCS Member Group and/or the CBW Member Group.

          "Member Minimum Gain" means an amount, with respect to each Member nonrecourse debt, equal to the Company Minimum Gain that would result if such Member nonrecourse debt were treated as a nonrecourse liability, determined in accordance with Treasury Regulation section 1.704-2(i).

          "Member Nonrecourse Debt" has the meaning ascribed to the term "partner nonrecourse debt" in Treasury Regulation section 1.704-2(b)(4), and generally means any nonrecourse debt of the Company for which any Member bears the economic risk of loss (such as a nonrecourse loan to the Company by a Member or certain Affiliates of a Member).

          "Member Nonrecourse Deduction" has the meaning ascribed to the term "partner nonrecourse deduction" in Treasury Regulation section 1.704-2(i)(2). The amount of the Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Company fiscal year equals the net increase, if any, in the amount of Member Minimum Gain attributable to such Member Nonrecourse Debt during that fiscal year, reduced (but not below zero) by the aggregate amount of any distributions during that fiscal year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Minimum Gain attributable to such Member Nonrecourse Debt.

          "Midwest Region" means Illinois, Indiana, Kentucky, Michigan and Ohio.

          "Network Membership License Agreement" means the Network Membership License Agreement, dated the date hereof, between AT&T and the Company and any successor agreement entered into between AT&T and the Company.

          "Nonrecourse Deductions" has the meaning set forth in Treasury Regulation section 1.704-2(c). The amount of Nonrecourse Deductions for a fiscal year equals the net increase, if any, in the amount of Company Minimum Gain during that fiscal year, reduced (but not below zero) by any Nonrecourse Distributions during such year.

          "Nonrecourse Distributions" means the aggregate amount, as determined in accordance with Treasury Regulation section 1.704-2(c), of any distributions during the fiscal year of proceeds of a nonrecourse liability, as defined in Treasury Regulation section 1.704(b)(3), that are allocable to an increase in Company Minimum Gain.

          "Offer" is defined in Section 7.3(a).

          "Offer Notice" is defined in Section 7.3(b).

          "Offered Interest" is defined in Section 7.3(a).

          "Offeror" is defined in Section 7.3(a).

          "Organizational Agreement" means the Organizational Agreement, dated February 2, 1998 between AT&T PCS and CBI, as amended from time to time.

          "PCS" shall mean personal communications services as defined by 47 CFR 24.

          "PCS System" shall mean the transmitters and related equipment required for the provision of Company Communications Services, as defined by 47 CFR 24 (provided that no use of this term shall be interpreted to grant to the Company ownership of or control over any assets owned by AT&T PCS or its Affiliates other than the assets among the Cincinnati PCS Assets and Liabilities).

          "Person" means any individual, corporation, partnership, firm, joint venture, limited liability company, limited liability partnership, association, joint- stock company, trust, estate, incorporated or unincorporated organization, Governmental Authority, or other entity.

          "Profits and Losses" means, for each fiscal year or part thereof, the Company's taxable income or loss for such year determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss) with the following adjustments:

          (i) any income of the Company that is exempt from federal income tax shall be added to such taxable income or loss;

          (ii) any expenditures of the Company described in Code section 705(a)(2)(B) or treated as such pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(i) shall be subtracted from such taxable income or loss;

          (iii) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, Depreciation for such fiscal year shall be taken into account;

          (iv) if the Book Value of any Company asset is adjusted pursuant to clause (ii) or clause (iii) of the definition of Book Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses; and

          (v) such taxable income or loss shall not be deemed to include items of income, gain, loss, or deduction allocated pursuant to Section 2.1(c)(iii) (to comply with Treasury Regulation under Code section 704(b)),
     Section 3.3 or Section 3.4.

          "Related Agreements" means this Agreement, the Organizational Agreement ; the Interim Management Agreement entered into between AT&T Wireless PCS Inc., and Cincinnati Bell Wireless Company, on February 2, 1998; and the Cellular Business Interest Trust entered into by Cincinnati Bell Inc. on April 1, 1998; and the following other agreements (entered into by any two or more of the following parties: AT&T Corp., AT&T Wireless PCS Inc., AT&T Wireless Services,

Inc., Cincinnati Bell Inc., Cincinnati Bell Wireless Company and/or Cincinnati Bell Wireless, LLC) and known as either the Assignment and Assumption Agreement, the CBI Service Mark License Agreement, Data Connection Agreement, the Interim Services Master Agreement, the Letter of Agreement for the Provision of Long Distance Voice and Data Services, the Indemnification Agreement, the Intercarrier Roamer Service Agreement, the National Account Carrier Agreement, the Network Management Agreement, the Non-Disclosure Agreement, the Resale Agreement, the Roaming Administration Service Agreement and all other agreements entered into on or prior to the Closing Date in connection with the transactions contemplated by this Agreement and the Organizational Agreement.

          "Representative" is defined in Section 6.1(a).

          "Section 7.2 Transferee" is defined in Section 7.2.

          "Selling Group" is defined in Section 7.3(a).

          "Significant Event" means any of the following:

          (i) any Super Majority Event;

          (ii) adoption of any budget, subsequent business plan, marketing plan, financial plan, operational plan, technical plan, Company communication plan, strategic plan or any other material plan, policy, or strategy which is expected to affect the operations of the Company;

          (iii) proposed mergers with or acquisitions of other businesses or entities;

          (iv) hiring or firing of any key personnel for the Company's Business;

          (v) approval of material contracts;

          (vi) commencing or prosecuting any material claim in a judicial proceeding or arbitration forum, or settling any such claim against the Company;

          (vii) approval of additional calls for capital contributions;

          (viii) any transaction or series of transactions or other activities which, if carried out, could reasonably be expected to include in the range of possible results financial performance of the Company materially diverging from the then current budget or business or other plan of the Company; or

          (ix) incurrence of indebtedness for borrowed money.

          "Subsidiary" means, any Person, or any other Person of which at least 50% of equity interests are owned, directly or indirectly, through one or more intermediaries, or both, by such Person.

          "Super Majority Event" means any of the following:

          (i) sale, lease, conveyance, license, exchange, transfer or other disposition of all or substantially all of the Company's assets or of any asset that can be reasonably expected to have a material adverse impact on the Business or the ability of the Company to provide Company Communications Services;

          (ii) a merger or consolidation of the Company with another Person or direct or indirect purchase or acquisition of another Person;

          (iii) substantial elimination of retail distribution by the Company of its services;

          (iv) approval of capital expenditures, capital loan commitments or other expenditures in excess of $5 million annually in the aggregate not previously approved by the Member Committee as part of the Company's current budget or business plan;

          (v) Conflict Transactions involving (x) transactions in excess of $250,000 in a single transaction or series of related transactions, (y) the matters described in clause (b)(z) of the definition of Conflict Transaction in excess of $250,000 of revenue in a calendar year, or (z) any matter in which CBW is required by applicable law or regulation to charge an amount for services in excess of the lesser of the amount set forth in clauses (x) or (y) of Section 6.11(c)(iv) to the extent such transactions in the aggregate exceed $250,000 in a given calendar year. The Company will provide the Member Committee a detailed list of all such transactions;

          (vi) issuance by the Company of any Interests to any Person, other than Members who are Wholly-Owned Subsidiaries of AT&T or CBI;

          (vii) appointment of an investment banking firm or accounting firm in accordance with Sections 2.2(b)(iv) and 7.7 hereof;

          (viii) amendment or voluntary termination by the Company of any Related Agreement;

          (ix) any decision that the Company's financial statements for any fiscal year shall not be audited;

          (x) expanding or changing the scope of the Business;

          (xi) effecting any transaction, agreement or arrangement which has or could reasonably be expected to have the effect of materially impairing or materially limiting the ability of (x) subscribers to cellular Systems and PCS systems in which AT&T PCS or its Affiliates have an ownership interest to utilize the Company's PCS System for roaming, or (y) AT&T PCS or its Affiliates to resell wireless service on the Company's PCS System, provided that the foregoing shall not be construed to require the Company to make the election described in Section 6.12(g); or

          (xii) a binding agreement to do any of the foregoing.

          "Tax Matters Partner" is defined in Section 5.5(d).

          "TDMA " shall mean the North American Time Division Multiple Access standard set by the Cellular Telecommunications Industry Association, IS-54/136, and any standard that is based upon, or is an upgrade from, or is a successor to, such standard, if and only if such new or upgraded standard is (i) adopted by AT&T PCS and its Affiliates in markets representing a majority of the population they serve in the Midwest Region, (ii) technologically compatible in all material respects with the standard then being used in such region (including without limitation for the purpose of facilitating roaming, hand-off and automatic call delivery between systems), and the User Interface in PCS Systems using such new or upgraded standard will not differ from the User Interface in such region in a manner that would be material to customers, or
(iii) is approved in writing by AT&T.

          "Territory" means the Cincinnati and Dayton Basic Trading Area as defined in FCC rules at 47 CFR Section 24.202.

          "Treasury Regulations" means regulations issued by the Treasury Department pursuant to the Code.

          "User Interface" shall mean the process, functional commands, and look and feel by which a mobile wireless telecommunications service subscriber operates and utilizes the mobile wireless telecommunications services and service features provided by a PCS system, including the sequence and detail of specific commands or service codes, the detailed operation and response of subscriber equipment to the sequence of keys pressed to effect subscriber equipment function, the response of subscriber equipment to the activation of these keys or signals or data from the PCS system, the manner in which information is displayed on the screen of subscriber equipment, and the use of announcement tones and messages.

          "Wholly Owned Subsidiary" means, as to any Person, a Subsidiary all of the equity interests of which are owned, directly or indirectly, through one or more intermediaries, or both, by such Person.

          1.8 Registered Office; Registered Agent. The address of the registered office of the Company in the State of Ohio shall be 221 E. Fourth Street, Room,103-1610 Cincinnati, OH 45202 or such other address as the Member Committee may determine. The registered agent for service of process on the Company in the State of Ohio shall be Corporation Service Company, or such other agent as the Member Committee may determine.

                                    ARTICLE 2
                                 CAPITALIZATION

          2.1 Capital Accounts.

          (a) Establishment. A separate capital account ("Capital Account") is hereby established for each Member as of the Effective Date.

          (b) General Rules for Adjustment of Capital Accounts. The Capital Account of each Member shall be:

               (i) increased by:

                    (A) the aggregate amount of such Member's cash contributions to the Company;

                    (B) the initial Book Value of property contributed by such Member to the Company, net of liabilities secured by such property that the Company is considered to assume or take subject to under Code section 752 and Treasury Regulations thereunder; and

                    (C) such Member's distributive share of Profits and items of income and gain allocated to such Member pursuant to Section 2.1(c)(iii) or Section 3.3; and

               (ii) decreased by:

                    (A) cash distributions to such Member from the Company;

                    (B) the Book Value of property distributed in kind to such Member, net of liabilities secured by such property that such Member is deemed to assume or take subject to under Code section 752 and Treasury Regulations thereunder; and

                    (C) such Member's distributive share of Losses and items of loss or deduction allocated to such Member pursuant to Section 2.1(c)(iii) or Section 3.3.

          (c) Special Rules.

               (i) Time of Adjustment for Capital Contributions. For purposes of computing the balance in a Member's Capital Account, no credit shall be given for any capital contribution which such Member is obligated to make until such contribution is actually made.

               (ii) Capital Account for Transferred Interest. If any Interest in the Company or part thereof is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

               (iii) Intent to Comply with Treasury Regulations. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such regulation. To the extent such provisions are inconsistent with such regulation or are incomplete with respect thereto, the Capital Accounts of the Members shall be maintained in accordance with such regulation except to the extent that doing so would materially distort the timing or amount of an allocation or distribution to a Member.

          2.2 Capital Contributions.

          (a) On the date hereof, (i) AT&T PCS is contributing to the Company all right, title and interest in and to 20 MHz of its A Block FCC Radio Station Authorization to provide Commercial Mobile Radio Services in the Territory bearing call sign (prior to contribution) KNLF 235 and the Cincinnati PCS Assets and Liabilities (as hereinafter defined), which the Members have agreed have a combined value of $26.4 million plus an accretion thereon at the rate of 10% per annum from February 2, 1998 through the date hereof; (ii) CBW is contributing to the Company an amount in cash equal to $105.6 million plus an accretion thereon at the rate of 10% per annum from February 2, 1998 through the date hereof and the CBW Assets and

Liabilities (as hereinafter defined), and (iii) the Company is accepting such contributions and assuming the Cincinnati PCS Assets and Liabilities and the CBW Assets and Liabilities (as hereinafter defined).

                    (A) As used herein, "Cincinnati PCS Assets and Liabilities" means all of the assets acquired and liabilities incurred by AT&T PCS or its Affiliates through and including the date hereof solely in connection with the Business proposed to be conducted by the Company (other than the costs of negotiation and execution of this Agreement and the Related Agreements), but not including (i) the excluded assets and (ii) those assets and liabilities which relate to the Business proposed to be conducted by the Company but which also relate to or are involved in the continuing business of AT&T PCS or its Affiliates. Such liabilities include three promissory notes, each of which were issued by AT&T PCS to AT&T Wireless Services, Inc. and are being assumed by the Company, bear interest at the rate of 10% per annum from and after February 2, 1998, and are payable on demand: (x) one for $78 million, (y) one for $27.6 million, and (z) one in the amount, by which the total amount invested by AT&T PCS and its Affiliates through and including the date hereof and relating directly to the Business proposed to be conducted by the Company (including capital expenditures, out-of-pocket operating expenses and cost allocations less revenues and excluding the cost of the Radio Station Authorization itself and the costs of negotiation and execution of this Agreement and the Related Agreements) exceeds $78 million (the "Third Note Amount").

                    (B) The parties acknowledge that, for the purposes of determining the outstanding principal balance of the Third Note as of the date hereof, AT&T PCS has made a good faith estimate of the Third Note Amount. AT&T PCS shall have ninety (90) days from the date hereof to submit to the Company and CBI an adjustment to its estimate of the Third Note Amount. AT&T PCS shall permit the Company and CBI's outside auditors to perform an audit of the adjusted Third Note Amount. Following the conclusion of such audit, the Parties shall determine the Third Note Amount and the parties shall make such adjustments as may be appropriate including interest on such adjustments, provided that if the Parties are unable to agree thereon, the matter shall be resolved pursuant to Section 6.10.

                    (C) As used herein, the "CBW Assets and Liabilities" means all of the assets acquired and liabilities incurred by CBW or its Affiliates through and including the date hereof solely in connection with the Business proposed to be conducted by the Company (other than the costs of negotiation and execution of this Agreement and the Related Agreements), but not including those assets and liabilities which relate to the Business proposed to be conducted by the Company but which also relate to or are involved in the continuing business of CBW or its Affiliates. Such liabilities include a promissory note (the "Fourth Note") which will bear interest at a rate of 10% per annum from and after February 2, 1998, is payable on demand, and will be in the amount invested by CBW or its Affiliates through and including the date hereof and relating directly to the Business proposed to be conducted by the Company ("Fourth Note Amount").

                    (D) The parties acknowledge that, for purposes of determining the outstanding principal balance of the Fourth Note as of the date hereof, CBW has made a good faith estimate of the Fourth Note Amount. CBW shall have ninety (90) days after the date hereof to submit to the Company and AT&T PCS an adjustment to its estimate of the Fourth Note Amount. CBW shall permit Company and AT&T PCS' outside auditors to perform an audit of the adjusted Fourth Note Amount. Following the conclusion of such audit, the Parties shall determine the Fourth Note Amount and the Parties shall make such adjustments as may be appropriate including interest on such adjustments, provided that if the Parties are unable to agree thereon, the matter shall be resolved pursuant to
Section 6.10.

          (b) (i) After the initial capital contributions described in paragraph
(a) above and until the second anniversary of the date hereof, the capital requirements of the Company shall be funded by borrowing by the Company, provided that if the Company is not able to borrow at rates not more than 2% per annum higher than the higher of the rates available to AT&T or CBI, the Member Committee shall have the right to call for additional capital contributions unless AT&T agrees to participate (in proportion to its Interest) with CBI in such guarantees or other security arrangements as may be required to enable the Company to borrow at such rates. Thereafter, the Member Committee shall have the right to call for additional borrowing or capital contributions (which call shall be a condition to any Member's obligation to make any such additional capital contribution). Such calls for capital contributions shall insofar as practicable be in accordance with the Company's annual budget for the applicable year, and shall be made no less than 60 days prior to the due date for any contributions. Each Member Group shall have the right, but not the obligation, to make its pro rata portion of any such capital contribution by delivering written notice of its irrevocable determination to do so to the Company within 30 days of the written decision of the Member Committee to call for such capital contribution or, if later, within 10 days of the Fair Market Value determination. If any Member Group does not deliver such notice to the Company or make such contribution, the other Member Group shall have the right to fund all or part of the amount called for by the Member Committee as it determines in its sole discretion. Such contributions, when made by a Member, shall be credited to such Member's Capital Account as of the date paid.

               (ii) Except as otherwise provided herein or as agreed by the Members, all capital contributions shall be made by each Member pro rata in proportion to its respective Interest and shall be made in exchange for additional Interests representing a percentage interest in the Company equal to a fraction, the numerator of which is the amount of such capital contribution and the denominator of which is the Fair Market Value of the Company determined after giving effect to such contribution; and the existing Interests shall be reduced pro rata by the amount of such additional Interests.

               (iii) After giving effect to the capital contributions described in Section 2.2(a) above, the Interest of the AT&T PCS Member Group shall be 19.9% and the Interest of the CBW Member Group shall be 80.1%, and so long as each Member Group timely makes its pro rata contributions in accordance with each capital call, the Interests of each Member Group shall remain at such levels thereafter.

               (iv) Whenever in connection with capital contributions to be made pursuant to this Section 2.2 it is necessary to determine the Fair Market Value of the Company, absent agreement by all Member Groups, Fair Market Value shall be determined as follows: Each Member Group shall advise the other Member Groups of its estimate of Fair Market Value no later than 10 days after the determination by the Member Committee that further capital contributions are necessary, and the Member Groups shall attempt in good faith to agree on such Fair Market Value within five business days thereafter. If they are unable to do so, the Member Committee shall appoint as promptly as practicable an investment banking firm or accounting firm of recognized national standing to determine such Fair Market Value and shall instruct such firm to make such determination as promptly as practicable. Such determination shall be set forth in a writing delivered to the Member Groups and shall be final and binding on the Member Groups except in the case of fraud or manifest error. Within 10 days thereafter each Member Group shall have the right to elect, by irrevocable notice given to the other Members, to contribute its pro rata share of such required capital contributions (or a greater share if any other Member Group elects not to participate).

          (c) In the event that a Member fails to make a capital contribution on or prior to the due date required by the Member Committee (each date being referred to hereafter as the "Due Date", and such defaulting Member being referred to hereafter as a "Non-Contributing Member"), any one or more of the other Members (the "Contributing Members") shall, by a vote of the Members who hold a majority of the Interests of the Contributing Members, elect one of the following alternatives:

               (i) the Contributing Members may make the capital contribution or payment required to have been made by both them and the Non-Contributing Member, and such contribution shall be made in exchange for additional Interests, representing a percentage interest in the Company equal to a fraction, the numerator of which is the amount of such capital contribution or payment, as the case may be, and the denominator of which is the lesser of (x) Book Value of the Company's assets minus the Company's liabilities or (y) the Fair Market Value of the Company (for purposes of clause (x) or clause (y), such amount to include, in the case of a capital contribution, the amount of such contribution, and in any case any other capital contribution being made contemporaneously therewith) and the existing Interests shall be reduced pro rata by the amount of such additional Interests; or

               (ii) the Contributing Members may instead (x) withdraw their capital contribution, in which event the Company shall promptly return any such contributions to such Members and, pending such return, the amount of such contribution shall be deemed to be a demand loan from such Members to the Company bearing interest at the rate of interest as described on Schedule 2.2 hereto, (y) convert such capital contribution into a loan in exchange for the issuance to the Contributing Members of the Company's Senior Secured Notes on the terms and conditions set forth on Schedule 2.2 and/or (z) loan the Company an amount equal to the entire amount required to be contributed by the Non-Contributing Members on the same terms as such Senior Secured Notes. Upon such election, the Non-Contributing Member shall no longer have any right to make such capital contribution or payment.

          (d) No Member shall have the right to make any capital contributions to the Company without the prior written consent of the Member Committee and unless the opportunity to make such contribution has been extended to all Members on the same terms.

          2.3 No Withdrawals. Except as expressly set forth herein, no Member shall be entitled to withdraw any portion of its capital contribution or Capital Account balance.

          2.4 No Interest on Capital Account Balances. Except as expressly set forth herein, no Member shall be entitled to receive any interest on its Capital Account balance.

          2.5 No Third Party Beneficiaries. The provisions of this Article 2 are intended solely to benefit the Members and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make up any capital contributions to the Company and no Representative, Member or Member Committee shall have any duty or obligation to any creditor of the Company to issue any call for capital pursuant to this
Article 2.

                                    ARTICLE 3
                               PROFITS AND LOSSES

          3.1 Profits. After giving effect to the special allocations set forth in Section 3.3 and Section 3.4, Profits with respect to any fiscal year shall be allocated to the Members:

          (a) First, to the extent of the excess of Losses allocated to them pursuant to Section 3.2(b)(i) over Profits previously allocated to them under this Section 3.1(a), in reverse order of such allocations; and

          (b) The balance, in accordance with their respective Interests.

          3.2 Losses.

          (a) General Rule. After giving effect to the special allocations set forth in Section 3.3 and Section 3.4, subject to Section 3.2(b), Losses with respect to any fiscal year shall be allocated to the Members in accordance with their respective Interests.

          (b) Limitation. Losses allocated to any Member pursuant to Section 3.2(a) with respect to any fiscal year shall not exceed the maximum amount of Losses that may be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of such fiscal year. All Losses in excess of the limitation set forth in this Section 3.2(b) shall be allocated: first, to the Members that will not be subject to this limitation, ratably based on the aggregate of their Interests, to the extent possible until such Members become subject to this limitation; and any remaining amount, to the Members, ratably based on their Interests, unless otherwise required by the Code or Treasury Regulations.

          3.3 Special Allocations. The following special allocations shall be made for any fiscal year of the Company in the following order of priority:

          (a) Minimum Gain Chargeback. Notwithstanding any other provision of this Article 3, if there is a net decrease in Company Minimum Gain during any fiscal year, each Member shall, subject to the exceptions provided in Treasury Regulation section 1.704-2(f), be specially allocated items of income and gain for such fiscal year (and, if necessary, subsequent fiscal years) equal to such Member's share of the net decrease in Company Minimum Gain within the meaning of Treasury Regulation section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(6) and 1.704-2(i)(2). To the extent that this Section 3.3(a) is inconsistent with Treasury Regulation Section 1.704-2(f), the Minimum Gain Chargeback provided for herein shall be applied and interpreted in accordance with such Treasury Regulation.

          (b) Member Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any

Company fiscal year, within the meaning of Treasury Regulation sections 1.704-2(i)(3) and 1.704-2(k), each Member that, as of the beginning of such year, has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation section 1.704-2(i)(5), shall be specially allocated items of income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt determined in accordance with Treasury Regulation section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation section 1.704-2(i)(4) and 1.704-2(i)(2). To the extent that this Section 3.3(b) is inconsistent with Treasury Regulation section 1.704-2(i), the Member Minimum Gain chargeback provided for herein shall be applied and interpreted in accordance with such regulation.

          (c) Qualified Income Offset. Subject to Section 3.3(a) and Section 3.3(b), notwithstanding anything herein to the contrary, but only if required by Treasury Regulation section 1.704-1(b) in order for the allocations provided for herein to be considered to have substantial economic effect or to be deemed to be in accordance with the Member's Interests, if, for any fiscal year, a Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), and such adjustment, allocation or distribution causes or increases an Adjusted Capital Account Deficit, such Member shall be allocated items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain) in the amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible. This Section 3.3(a) is intended to comply with Treasury Regulation section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

          (d) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members in accordance with their respective Interests.

          (e) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any fiscal year or other period shall be allocated to the Member that bears the economic risk of loss with respect to the Member Nonrecourse Debt which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation section 1.704-2(i).

          3.4 Curative Allocations. The allocations set forth in Sections 3.3(a) through 3.3(e) are intended to comply with certain regulatory requirements under Code Section 704(b). The Members intend that, to the extent possible, all allocations made pursuant to such Sections will, over the term of the Company, be offset either with other allocations pursuant to Section 3.3 or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section

3.4. Accordingly, the Member Committee is hereby authorized and directed to make offsetting allocations of Company income, gain, loss or deduction under this
Section 3.4 in whatever manner the Member Committee determines is appropriate so that after such offsetting special allocations are made (and taking into account the reasonably anticipated future allocations of income and gain pursuant to
Section 3.3(a) and Section 3.3(b)) the Capital Accounts of the Members are, to the extent possible, equal to the Capital Accounts each would have if the provisions of Section 3.3 were not contained in this Agreement and all income, gain, loss and deduction of the Company were instead allocated pursuant to
Section 3.1 and Section 3.2.

          3.5 Allocation of Credits. All tax credits shall be allocated among the Members in accordance with their respective Interests or in accordance with applicable provisions of the Code or Treasury Regulations to the extent any such provision is inconsistent with such allocation.

          3.6 Tax Allocations.

          (a) Contributed Property. In the event any property is contributed to the capital of the Company, income, gain, loss and deduction with respect to such property shall be allocated solely for tax purposes among the Members in accordance with Code section 704(c) and Treasury Regulation section 1.704-3 so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Book Value. In the event there is a contribution of any property to the Company that has a fair market value that differs from its adjusted tax basis in the hands of the contributing Member on the date of contribution, the contributing Member and the Member Committee shall agree on or before February 28, 1999, to apply pursuant to Treasury Regulation section 1.704-3, the traditional method with curative allocations or the remedial allocation method with respect to that property. Such allocation method(s) shall be set forth on attached Schedule 3.6, as amended from time to time.

          (b) Revalued Property. If the Company assets are revalued as set forth in the definition of "Book Value", subsequent allocations of income, gain, loss and deduction with respect to revalued Company assets shall take into account any variation between the adjusted basis of such assets for federal income tax purposes and their adjusted value in the same manner as under Code section 704(c) and in compliance with Treasury Regulation section 1.704-3. All decisions regarding the choice of allocation method under Treasury Regulation section 1.704-3 with respect to revalued Company assets shall be made by the Member Committee, and reflected on Schedule 3.6, as amended from time to time.

          (c) Effect. Allocations pursuant to this Section 3.6 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account, in computing any Member's Capital Account or share of Profits, Losses or other items or distributions pursuant to any provision of this Agreement.

          (d) Conformity of Reporting. The Members are aware of the income tax consequences of the allocations made by this Section 3.6 and hereby agree to be bound by the provisions of this Section 3.6 in reporting their shares of Company gain, income, loss, deduction credits and other items for income tax purposes, except in the case of fraud or manifest error.

          3.7 Change in Member's Interests. In the event there is any change in the Members' respective Interests during any fiscal year, Profits, Losses, Nonrecourse Deductions and other items shall be allocated among the Members in accordance with their respective Interests from time to time during such fiscal year in accordance with Code section 706, using any convention permitted by law and selected by the Member Committee.

                                    ARTICLE 4
                                  DISTRIBUTIONS

          4.1 Distributable Cash. It shall be the policy of the Company, and the Members shall direct their respective Representatives on the Member Committee to cause the Company, to distribute Distributable Cash to the Members quarterly. Any distributions of such Distributable Cash shall be made to the Members in accordance with their respective Interests. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Company, and the Members, Member Committee and Representatives on behalf of the Company, shall not be required to make any distribution to any Member on account of such Member's interest in the Company if such distribution would violate the Act or other applicable law.

          4.2 Liquidating Distributions. Distributions to the Members of cash or property in connection with a dissolution of the Company shall be made in accordance with the Capital Account balances of the Members, as provided in
Section 8.3(d)(ii).

          4.3 Other Distributions. No Member shall be entitled to receive any distribution from the Company without the consent of the Member Committee or as otherwise provided in Section 4.1 or 8.3(d).

                                    ARTICLE 5
                             ACCOUNTING AND RECORDS

          5.1 Fiscal Year. The fiscal year of the Company shall be the year ending December 31.

          5.2 Method of Accounting. Unless otherwise provided herein, the Company books of account shall be maintained in accordance with GAAP; provided that for purposes of making allocations and distributions hereunder (including distributions upon dissolution of the Company in accordance with Capital Account balances as required by Section 8.3(d)(ii)), the relevant items shall be determined in accordance with federal income tax accounting principles utilizing the accrual method of accounting, with adjustments required by Treasury Regulation section 1.704-1(b) to properly maintain Capital Accounts. Each Member acknowledges that the Capital Account balances of the Members for the purposes described in the preceding sentence are not computed in accordance with GAAP and accordingly that any GAAP financial statements for the Company do not reflect their true Capital Account balances.

          5.3 Books and Records; Inspection.

          (a) Books of Account and Records. Proper and complete records and books of accounts of the Company business for tax and financial purposes, including all such transactions and other matters as are usually entered into records and books of account maintained by Persons engaged in businesses of like character or as are required by law, shall be kept by the Company at the Company's principal office and place of business. The Member Committee may delegate to a third party or any Member the duty to maintain and oversee the preparation and maintenance of such records and books of account. Books and records maintained for financial purposes shall be maintained in accordance with GAAP, and books and records maintained for tax purposes shall be maintained in accordance with the Code and applicable Treasury Regulations.

          (b) Inspection. All records and documents described in Section 5.3(a) shall be open to inspection and copying by any of the Members or their Representatives at any reasonable time during business hours. Notwithstanding anything in the Act (including Section 1705.22 of the Act) or this Agreement to the contrary, the Members and the Representatives shall not have the right to keep confidential from any other Member or Representative, in their capacities as such, any information of the Company.

          5.4 Financial Statements. Within 120 days after the end of each fiscal year, and 60 days after the end of each calendar quarter, the Member Committee shall cause to be furnished to each Member financial statements with respect to such fiscal year or quarter of the Company, consisting of (i) a balance sheet showing the Company's financial position as of the end of such fiscal year or quarter, (ii) supporting profit and loss statements, (iii) a statement of cash flows for such year or quarter and (iv) Member's Capital Accounts, provided that prior to such dates the Company shall provide to each Member on a timely basis such financial information as may be required to permit each Member Group to prepare its annual and quarterly financial reports. The annual financial statements of the Company shall, unless the Members determine otherwise by unanimous consent, be audited (which audit shall be conducted in accordance with GAAP) and certified by an independent firm of certified public accountants selected by the Member Committee or the Members (which firm may be the firm regularly engaged by any one or more of the Members). The Members hereby designate and appoint the firm of Pricewaterhouse, Coopers LLP as the Company's independent public accountants, such designation and appointment to remain effective until terminated by the Member Committee and appointment of replacement independent public accountants. Each Member shall receive a copy of all material financial reports and notices delivered by the Company to any third party pursuant to any other agreement. The Company shall also produce and distribute to all Members monthly revenue, operating expense and capital expenditure reports and such other financial statements as the Member Committee reasonably determines.

          5.5 Taxation.

          (a) Status of the Company. The Members acknowledge that this Agreement creates a partnership for federal income tax purposes. Furthermore, the Members hereby agree not to elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

          (b) Tax Elections and Reporting.

               (i) Generally. The Company shall make the following elections and take the following positions under United States income tax laws and Treasury Regulations and any similar state laws and regulations:

                    (A) Adopt the year ending December 31 as the annual accounting period (unless otherwise required by the Code and Treasury Regulations);

                    (B) Adopt the accrual method of accounting;

                    (C) Insofar as permissible, report the Company's tax attributes and results using principles consistent with those assumed in connection with entering into this Agreement; and

                          (D) Have the Company treated as a partnership for federal income tax purposes in a manner consistent with Treasury Regulations Section 1-7701 ("Check the Box Regulations").

                    (ii) Code Section 754 Election. The Member Committee shall, upon the written request of any Member, cause the Company to file an election under Code section 754 and the Treasury Regulations thereunder to adjust the basis of the Company's assets under Code section 734(b) or 743(b) and a corresponding election under the applicable sections of state and local law.

          (c) Company Tax Returns. The Tax Matters Partner will prepare or cause to be prepared the domestic and foreign tax returns and information returns for the Company at no charge to the Company, except for all reasonable out-of-pocket expenses (including accounting fees, if any). Either Member may, at its own expense, engage a third party to review the tax returns and information returns prepared by the Tax Matters Partner pursuant to the preceding sentence. Any and all other tax returns shall be prepared in a manner directed by the Tax Matters Partner consistent with the terms of this Agreement. Each Member shall provide such information, if any, as may be reasonably requested by the Company for purposes of preparing such tax and information returns including, without limitation, the adjusted tax basis for Federal income tax purposes of the assets contributed by AT&T PCS pursuant to Section 2.2(a). The Company shall use its best efforts to (i) cause copies of all tax returns to be submitted to each Member 30 days before the date due, including extensions and (ii) deliver to each Member within 90 days after the end of each taxable year any additional information in the possession of the Company that the Members may require for the preparation of their own income tax returns.

          (d) Tax Audits. CBW shall be the "tax matters partner," as that term is defined in Code section 6231(a)(7) (the "Tax Matters Partner") with all of the rights, duties and powers provided for in sections 6221 through 6232, inclusive, of the Code, provided that the Tax Matters Partner shall not pay or agree to pay any audit assessment, or any amount in settlement or compromise of any litigation, in respect of income tax liability of the Members attributable to the Interests in the Company, in excess of $500,000 in any one instance or series of related instances, unless approved by the Member Committee. The Tax Matters Partner, as an authorized representative of the Company, shall direct the defense of any tax claims made by the Internal Revenue Service or any other taxing jurisdiction to the extent that such claims relate to adjustment of Company items at the Company level and, in connection therewith, shall retain and cause the Company to pay the fees and expenses of counsel and other advisors chosen by the Tax Matters Partner. The Tax Matters Partner shall also be responsible for filing a timely election of form 8832 and for timely filing for all other elections made by the Company. The Tax Matters Partner shall deliver to each Member and the Member Committee a semi-annual report on the status of all tax audits and open tax years relating to the Company, and shall consult with and keep all Members and the Member Committee advised of all significant developments in such matters coming to the attention of the Tax Matters Partner. All reasonable expenses of the Tax Matters Partner and its Affiliates (including reasonable internal time charges and reasonable disbursements) and other reasonable fees and expenses in connection with such defense shall be borne by the Company. Except as provided in Article 9, neither the Tax Matters Partner nor the Company shall be liable for any additional tax, interest or penalties payable by a Member or any costs of separate counsel chosen by such Member to represent the Member with respect to any aspect of such challenge.

                                    ARTICLE 6
                                   MANAGEMENT

          6.1 Member Committee. The property, business and affairs of the Company shall be managed by or under the direction of a Member Committee (the "Member Committee"). In addition to the powers and authorities by this Agreement expressly conferred upon it, the Member Committee may exercise all such powers of the Company and do all such lawful acts and things as are not by statute or by this Agreement directed or required to be exercised or done by the Members. Except as determined by the Member Committee pursuant to this Article 6 or otherwise pursuant to this Agreement, no Member or Representative shall have any right or authority to take any action on behalf of the Company with respect to third parties or to bind the Company.

          (a) Number of Representatives. The Member Committee shall consist of five individuals (each, a "Representative"), with the AT&T PCS Member Group having the right to appoint two Representatives, each of whom shall be employees of AT&T or its Affiliates and the CBW Member Group having the right to appoint three Representatives, each of whom shall be employees of CBW or its Affiliates. The Representatives shall not be "managers" of the Company as such term is used in the Act.

          (b) Initial Representatives. The initial Representatives of the Member Committee are:

     CBW Member Group:
     John F. Cassidy
     Christian L. Gartner
     Kevin R. Sullivan

     AT&T PCS Member Group:
     Frank Kemery
     John Swallow

          (c) Vacancies. Each Representative shall hold office until death, resignation or removal at the pleasure of the Member Group which appointed such Representative. If a vacancy occurs on the Member Committee, the Managing Member of the Member Group that appointed the vacating Representative shall appoint such Representative's successor.

          (d) Chairman. A Representative of the CBW Member Group shall be Chairman of the Member Committee. In the event of a Chairman's death, resignation or removal, the CBW Member Group shall appoint his successor.

          (e) Selection of Company Employees. The Member Committee may also employ and retain such Persons as may be necessary or appropriate for the conduct of the Company's business (subject to the supervision and control of the Member Committee), including employees and agents who may be designated as officers with titles including but not limited to "chief executive officer," "president," "vice president," "treasurer," "secretary," "general manager," "director" and "chief financial officer," as and to the extent authorized by the Member Committee. The selection and hiring of the general manager of the Company's operations shall require the consent of AT&T PCS which consent shall not be unreasonably withheld. The salary and benefits of such general manager shall be comparable to the salary and benefits of general managers of similar PCS or cellular markets.

          6.2 Meeting Requirements.

          (a) Regular Meetings. The Member Committee shall meet no less frequently than four times each calendar year in Cincinnati, Ohio, or such other place within or outside of Ohio agreed to by a Majority in Interest of the Members on a date and at a time and place established by the consent of a Majority in Interest of the Members.

          (b) Special Meetings. A special meeting of the Member Committee or the Members shall be held at the request of any Member. The location of such meeting shall be in Cincinnati, Ohio, or such other place within or outside of Ohio agreed to by a Majority in Interest of the Members.

          (c) Telephonic Meetings. Any meeting of the Member Committee or the Members may be held by conference telephone call or through similar communications equipment by means of which all persons participating in the meeting can hear and be heard by each other. Participation in a telephonic meeting held pursuant to this Section 6.2(c) shall constitute presence in person at such meeting.

          (d) Notices. Notices of regular meetings and special meetings of the Member Committee or the Members may be given by any Representative or Member, as the case may be, and shall state the date, hour and purpose of the meeting. All such notices shall be accompanied by an agenda for the meetings, as well as (to the extent practicable) the texts of all resolutions proposed to be adopted at such meetings. No item may be discussed if not on the agenda unless a quorum is present and the Representatives present waive notice of the additional item(s). Notice of a regular or special meeting shall be given by facsimile, confirmed by certified mail, return receipt requested not less than 14 days (in the case of a regular meeting) or 72 hours (in the case of a special meeting) before the date of the meeting to each Representative at the facsimile number and address provided by the Representative to the Company from time to time. Any Representative may waive, as to such Representative only, in writing, the requirements for notice before, at or after a meeting.

          (e) Quorum. At each meeting of the Member Committee or the Members, the presence in person or by telephone of at least one Representative of each Member Group shall be necessary to constitute a quorum for the transaction of business.

          (f) Written Consents. Any action required or permitted to be taken at a meeting of the Member Committee or the Members may be taken without a meeting, but upon the requisite notice as provided in paragraph (d) above, if the requisite Representatives of each Member Group consent thereto in writing, and if a complete and correct copy of such consent is promptly delivered to all the Representatives of each Member Group following the execution of any such consent.

          6.3 Actions by Member Committee.

          (a) Scope of Authority. The Member Committee shall have full power and authority to direct and control the business affairs of the Company except with respect to those matters reserved specifically to the Members in Section 6.4, and subject to the right of the Member Committee to delegate such power and authority to Persons responsible for day-to-day operation of the Company (it being understood that authority to undertake Significant Events prior to approval by the Member Committee shall not be so delegated).

          (b) Actions Requiring Member Committee Approval. Without limiting the generality of the foregoing, the following actions require approval of the Member Committee:

               (i) approving any Significant Event; and

               (ii) approving or taking any action for which the approval or action of the Company is required under the Related Agreements, except as the Member Committee may otherwise delegate in accordance with Section 6.3(a) above, and

               (iii) approving any other matter that a majority of the Members or the Member Committee determine shall require its approval.

          (c) Approval Requirements.

               (i) Consent or approval of the Member Committee shall mean the affirmative vote of a majority of the Representatives voting at a duly held meeting of the Member Committee; provided that with respect to any Super Majority Event, for so long as the AT&T PCS Member Group either (x) holds an Interest of at least 15% or (y) has not sold, assigned or otherwise transferred any of its Interest, consent or approval of the Member Committee shall mean the affirmative vote of at least two-thirds of all existing Representatives and provided further that in the event any proposed resolution or other action is not concurred in by at least one Representative of each Member Group, any Representative of the dissenting Member Group may require that, if practicable, final action on such resolution or other matter be postponed until the next meeting of the Member Committee. At any subsequent meeting at which such matter is considered, any vote on such resolution or other matter shall be final.

               (ii) Each Representative shall be entitled to one vote on all matters submitted to a vote of the Member Committee; provided that if one or more Representatives are absent or not appointed because of a vacancy on the Member Committee or otherwise, then any other Representative of such absent Representative's Member Group present at the meeting shall have the right to cast the votes of such absent Representatives.

               (iii) The Company shall provide each Representative of each Member Group with (A) adequate notice (in light of the time frame in which approval is sought) of the substance of any matter requiring the approval of the Member Committee in order to afford such Representative sufficient time to review such matter and the Company's analysis thereof and (B) an opportunity to consult with the management of the Company regarding such matter and possible alternatives prior to the meeting at which approval is sought; provided that any alleged noncompliance with the provisions of this paragraph (iii) shall not affect the validity of any consent or approval pursuant to paragraphs (i) and (ii) above.

          (d) Initial Budget. The budget for the Company's first year of operations shall be approved by the Members simultaneously with the execution of this Agreement.

          (e) Subsequent Budgets. The Member Committee shall adopt an annual budget for the operations of the Company, which budget shall be in at least as much detail and cover the same matters as the initial budget. The proposed budget shall be presented to the Member Committee no later than 60 days prior to the commencement of each fiscal year of the Company.

          (f) Five-Year Budget. The projected budget for the Company's first five years of operations shall also be approved by the Members simultaneously with the execution of this Agreement. The parties acknowledge that such matters are inherently uncertain and that this budget shall not be construed as a representation or warranty as to future performance.

          6.4 Actions by Members. Notwithstanding any other provision in this Agreement to the contrary, the following actions require the prior written approval of all Members: (i) dissolution of the Company in accordance with
Section 8.2(b), or (ii) amendment of this Agreement.

          6.5 Sale of Services. Without limiting the provision of Section 6.7, no Member or its Affiliates shall be entitled to obtain services from the Company on terms or conditions which are more favorable to such Member or such Affiliate than those upon which such services are offered to the other Members and their Affiliates.

          6.6 Confidentiality.

          (a) Each Member shall, and shall cause each of its Affiliates, and each of its and their respective partners, members, managers, shareholders, directors, officers, employees and agents (collectively, "Agents") to, keep secret and retain in strictest confidence, and not use for any purpose except as contemplated by this Agreement, any and all Confidential Information relating to the Company or any Member and shall not disclose such information, and shall cause its Agents not to disclose such information, to anyone except (x) such Member's Affiliates or Agents who have a need to know such information in connection with the matters contemplated by this Agreement, and (y) other Persons (such as lenders to a Member) who have a bona fide business reason for obtaining such information in connection with their dealings with such Member and who agree in writing to keep in confidence all Confidential Information in accordance with the terms of this
Section 6.6. The obligations under this Section 6.6 shall survive the termination of this Agreement for a period of three years (or, if earlier, as to any Person, three years following the date such Person ceases to be a Member). The foregoing provisions of this Section 6.6 were negotiated in good faith by the parties hereto and the parties hereto agree that such provisions are reasonable and are not more restrictive than is necessary to protect the legitimate interests of the Members and the Company.

          (b) The obligations set forth in Section 6.6(a) shall be inoperative with respect to Confidential Information that (i) is or becomes generally available to the public other than as a result of disclosure by the receiving party or its Agents, (ii) was available to the receiving party on a non-confidential basis prior to its disclosure to the receiving party (iii) becomes available to the receiving party or its agents, provided that such source is not known by the receiving party to be bound by a confidentiality agreement with the providing party or the providing party's Agents or (iv) consists of financial and operating results of the Company which are set forth on Schedule 6.6, as the same may be amended from time to time by the Parties hereto, or which are required to be reported pursuant to SEC requirements (e.g. segment reporting requirements). To the extent that any Confidential Information is disclosed CBW will promptly inform AWS of such disclosure.

          (c) To the fullest extent permitted by law, if a Member or any of its Affiliates or Agents breaches or threatens to commit a breach of this Section 6.6, the other Members and the Company shall have the right to have this Section
6.6 specifically enforced by any court having jurisdiction, it being acknowledged and agreed that money damages will not provide an adequate remedy to such other Members or the Company. Nothing in this Section 6.6 shall be construed to limit the right of any Member or the Company to collect money damages in the event of a breach of this Section 6.6; nor to limit the right of any Member to report the financial condition and results of operations of the Company to its shareholders, bondholders or to regulatory authorities to the extent required by law, regulation or the terms of existing instruments.

          (d) Anything else in this Agreement or the other Related Agreements notwithstanding, each Member shall have the right to disclose any information, including Confidential Information of the other Member or such other Member's Affiliate(s), in any filing with any regulatory agency, court or other governmental authority to the extent that the disclosing Member determines in good faith that it is required by law or regulation, provided that any such disclosure shall be as limited in scope as possible and shall only be made after giving the other Member as much notice as practicable of such required disclosure and an opportunity to contest such disclosure if possible.

          6.7 Conflict Transactions. The Members recognize that due to the wide range of communications activities that AT&T PCS and CBW, and their respective Affiliates engage in, and the presence in Cincinnati of CBW and its Affiliates, there will be numerous occasions of Conflict Transactions. All Conflict Transactions, regardless of whether approved by the Member Committee, shall be on terms no less favorable to the Company than would be available to the Company in an arm's length transaction with an unrelated party and the Company shall not engage in any such Transaction if it would not have engaged in it with such an unrelated party.

          6.8 Other Business; Duties; Etc.

          (a) The Members and any Person affiliated with any of the Members may engage in or possess an interest in other business ventures in which the Company is not a party, and may engage in any other activities, of every kind and description, (whether or not competitive with the business of the Company or otherwise affecting the Company), independently or with others in which the Company is not a party, and shall owe no duty or liability to the Company, its Members or their Affiliates in connection therewith except as expressly set forth in this Agreement, except that (other than as set forth in the following sentence) neither CBI nor AT&T shall directly or indirectly have any ownership interest (other than interests representing less than 5% of the equity of any such business) in or operate any business providing Company Communications Services in the Territory except through the Company, provided that the foregoing limitation as to ownership interests shall not be applicable to AT&T or its Affiliates if the Network Membership License Agreement is not in effect and shall not be applicable to CBI or its Affiliates if the CBI Service Mark License Agreement is not in effect. Notwithstanding the foregoing, (i) either CBI or AT&T may have an ownership or other interest in or operate a business which provides (either exclusively or together with other services not prohibited hereby) wireless telecommunications services to or from specific locations (such as buildings, office complexes or campus environment), even if the subscriber equipment used in connection with such service may be capable of routine movement within a limited area (such as a building , office complex or campus environment), and even if such subscriber equipment may be capable of obtaining other telecommunications services beyond such limited area (which other services may include routine movement beyond such limited area) and hand-off between the service to such specific location and such other telecommunications services, (ii) an Affiliate of CBW may continue to own the CBI Cellular Interest, provided that such interest remains non-voting, neither CBW nor any Person employed by or performing any services for the Company, or otherwise having access to any non- public information relating to the Company, has any access to non-public information regarding the operations or performance of such entity and the CBI Cellular Interest Trust (or an alternative arrangement, if any, that accomplishes the goals of the CBI Cellular Interest Trust to the satisfaction of the FCC) remains in effect and (iii) AT&T and its Affiliates may resell or act as agent for Company Communications Services provided by the Company. For purposes of the foregoing, satellite-based services and terrestrial-based services using in the aggregate less than 1 MHz of spectrum shall not be considered Company Communications Services. To the extent any Party or its Affiliate provides services described in clause (i) above, such Party shall cause the "other telecommunications services" described in such clause to be, to the extent reasonably and commercially practicable, Company Communications Services provided by the Company.

          (b) To the extent that, at law or in equity, any Member or any Affiliate of a Member, or any director, officer, stockholder, employee, agent or representative of a Member or such Affiliate, would have duties (including fiduciary duties) and liabilities to the Company or the Members different from or in addition to those provided in this Agreement, all rights of the other Members arising out of such duties and liabilities are hereby waived and no such Person shall be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement.

          (c) Notwithstanding any provision to the contrary in this Agreement, to the fullest extent permitted by law, each Representative shall be deemed the agent of the Member Group which appointed such Person a Representative, and such Representative shall not be deemed an agent or a sub-agent of the Company or the other Members or Member Groups and shall have no duty (fiduciary or otherwise) to the Company or the other Members or Member Groups.

          (d) None of the provisions of Section 6.7 or 6.8 shall in any way be construed to permit any Member to carry out fraudulent or illegal acts or to excuse such Member from any liability in connection therewith.

          6.9 Preferred Provider. Except as otherwise provided in any Related Agreement and except as set forth in paragraph 6.12(f) below, when the Company offers or provides Company Communications Services and does not itself develop one or more telecommunications services or products that are necessary in order to provide Company Communications Services or constitute components of, or are offered or provided in combination with, Company Communications Services (including, by way of example, equipment or voicemail), but instead procures such services or products, or when the Company desires to procure an amount of other services or products in excess of $250,000 (or $50,000 in the case of communications transport) of a nature that any Member notifies the Company it is in the business of providing, the Company shall either request that the Members (directly or through an Affiliate designated by any Member) supply such service or product or seek competitive bids to supply such service or product. If the Company seeks competitive bids, it shall permit the Members to bid (on behalf of itself or any Affiliate designated by them). The Company shall take into account when evaluating potential providers the goal of the Company to coordinate technical specifications, functional capabilities, roaming and call handoff with Affiliates of AT&T PCS and to maximize the benefit to the Company of the related business and technical expertise of CBW and its Affiliates. Each of the Members shall be afforded the opportunity to match the best bid received from any such third party. Nothing in this Section shall require the Company to purchase products or services from a Member (or its Affiliates) on an exclusive basis to the extent that reasonable business judgment dictates that such products or services be obtained from a variety of sources or to the extent that such purchase would put the Company at a competitive disadvantage within its service areas.

          6.10 Dispute Resolution.

          (a) Except as otherwise provided in Section 6.6, it is the intent of the Members and their respective Affiliates to resolve disputes concerning matters arising under this Agreement and the other Related Agreements amicably to the greatest extent practicable. Accordingly, all disputes arising under any of such Agreements shall be resolved in accordance with the procedures set forth in this Section 6.10.

          (b) Each Member Group shall designate an individual to serve as such Group's primary representative with respect to the matters arising under this
Section 6.10 (such individual being referred to as the "First-Tier Executive"). The First-Tier Executive of each Member Group is as follows:

          AT&T PCS          General Manager or President of the Are
          Member Group:     a that includes the Territory

          CBW Member
          Group             John F. Cassidy

          (c) Each Member Group shall also designate an individual, who shall be a Senior Vice President or higher officer of the respective corporations named below to seek to resolve disputes if the First Tier Executives are unable to do so. (Such individual is referred to herein as the "Second-Tier Executive.") The Second-Tier Executive of each Member Group is as follows:

          AT&T PCS          Chief Financial Officer,
          Member Group:     AT&T Wireless Services, Inc.

          CBW               Chief Financial Officer
          Member Group:     Kevin W. Mooney

          (d) Each Member Group shall also designate an individual, who shall be an Executive Vice President or higher officer of the respective corporations named above to seek to resolve disputes if the First-Tier and Second-Tier Executives are unable to do so. (Such individual is referred to herein as the "Third-Tier Executive.") The Third-Tier Executive of each Member Group is as follows:

          AT&T PCS          President,
          Member Group:     AT&T Wireless Services, Inc.

          CBW               Chief Operating Officer
          Member Group:     Richard G. Ellenberger

          (e) Each Member Group shall at all times maintain a First-Tier Executive, Second-Tier Executive, and Third-Tier Executive, and shall designate a replacement as promptly as practicable by notice to the other Member Group in the event of the resignation or other termination of the Executive then serving.

          (f) In the case of a dispute arising under this Agreement or any other Related Agreement which the parties are otherwise unable to resolve, upon notice at any time from any party, the First-Tier Executives shall make a good faith effort to resolve the dispute as promptly as practicable. If they are unable to do so within ten days (or such longer period of time as they may agree), they shall refer the dispute for attempted resolution to the Second and then the Third-Tier Executives, each of whom shall within 20 days thereafter (or such longer period of time as they may agree) seek to resolve the dispute.

          (g) If the dispute is not resolved to the satisfaction of each of the parties to such dispute following completion of the procedures set forth above, each of such parties acknowledges that such dispute shall then be subject to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), to the fullest extent such Rules are permitted by, and to the extent not inconsistent with, applicable law (including, without limitation, Ohio law) and the rules set forth below, which shall be controlling to the extent they differ from such rules of the AAA. The arbitration shall be held in Cincinnati, Ohio. The arbitrator shall have experience in the subject matter involved in the dispute. The arbitrator shall not have any material past or present family, business or other relationship with any party, Affiliate, director or officer thereof, or any "associate" (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended) of any such party, Affiliate, director or officer. Each party shall have the right to discovery in the same scope and substance as would be permitted under the Federal Rules of Civil Procedure. The arbitrator shall have the authority to order specific performance or other equitable relief as part of his decision regarding any dispute. The arbitrator shall be instructed to abide by statutory and case law and render a detailed, written decision explaining the basis for the conclusion reached, including citations to relevant precedents, within six months after his appointment. The decision of the arbitrator shall be enforceable by a court of competent jurisdiction.

          (h) Notwithstanding the provisions of paragraph (g) above, either party may seek interim or provisional relief, in the form of a temporary restraining order, preliminary injunction or other interim equitable relief concerning any dispute arising under this Agreement or any other Related Agreement in the United States District Court for the Southern District of Ohio or the Court of Common Pleas, Hamilton County, State of Ohio, provided, that once an arbitrator has been selected pursuant to paragraph (g) above, the continuation, termination, amendment or modification of the interim or provisional relief shall be determined by the arbitrator and, after such determination the order seeking such interim or provisional relief shall be dismissed by the stipulation of both parties. In the event that the parties fail to stipulate to the dismissal of the action, the parties hereby agree that the arbitrator may submit a stipulation dismissing the action. The arbitrator may conduct any hearings or order any discovery he or she deems necessary to properly review the interim or provisional relief. This paragraph (h) shall be specifically enforceable by the parties.

          6.11 Participation by Members and their Affiliates. It is contemplated that the Company may contract with AT&T PCS or CBW and their respective Affiliates to perform the functions required for the construction, management or operation of the Business, provided however, that CBW or its designees shall have the exclusive authority to perform the construction, maintenance or operations on or in any facility that constitutes any portion of CBW's or its Affiliates' property. All such performance by such Members and their Affiliates shall be subject to the following terms and conditions, except insofar as the parties have otherwise agreed to the terms of compensation for or the other terms of such performance and without duplication of any reimbursement or compensation provided for in any other agreement:

          (a) General. Subject to the foregoing and oversight, review and ultimate control and approval by the Company, AT&T PCS, CBW or any such Affiliate, as the case may be, shall select the persons who shall perform all construction, management or operational services and may elect to rely upon their own employees or may engage independent contractors. Similarly, AT&T PCS, CBW or any such Affiliate may provide or contract with an Affiliate to provide goods or services or may obtain the same from an unrelated third party.

          (b) Reimbursement; Cost Allocations.

               (i) The Member or its Affiliate providing services (the "Providing Party") shall be reimbursed for all out-of-pocket expenses ("Out-of-Pocket Expenses") reasonably incurred by the Providing Party in the direct performance of its responsibilities, including the costs and expenditures of any independent contractors employed by them on the Company's behalf in fulfilling its responsibilities hereunder.

               (ii) The Providing Party shall also be reimbursed for the cost of services directly allocable to the Business and performed directly for the benefit of the Company by its non-senior management employees ("Cost Allocations"). Such costs shall be calculated at hourly rates determined on the basis of each individual employee's annual salary and bonus plus an additional percentage of those amounts to cover administrative overhead and other expenses associated with such employees in the amount demonstrated by the provider of such services.

          (c) Limitations.

               (i) Reimbursement shall only be permitted for expenditures in respect of the functions described on Schedule 6.11, as the same may be amended from time to time by the Parties hereto. Functions not appearing on such Schedule shall, unless otherwise agreed to by the Parties, not be eligible for reimbursement.

               (ii) In determining any amounts for which the Providing Party is entitled to reimbursement hereunder, the Providing Party shall pass through all discounts, rebates, incentives and other savings.

               (iii) Cost Allocations by the Providing Party shall be calculated in a way no less favorable to the Company than the Providing Party employs from time to time for making allocations among its other business units. Upon notice from any Member, the Providing Party shall cause to be furnished to such Member an accounting of any Cost Allocations made to the Company, certified by the Providing Party's outside auditors. The requesting Member shall be responsible for paying the outside auditors costs of certifying the Cost Allocations.

               (iv) Unless CBW or any of its Affiliates is required by applicable law or regulation to charge otherwise, the Company shall not be charged an amount for any services performed hereunder in excess of the lesser of (x) (A) the amount allocated by Affiliates of AT&T PCS for comparable services in markets managed by AT&T PCS and its Affiliates or (B) if such Affiliates do not allocate such costs, then the costs incurred directly by comparable markets managed by AT&T PCS and its Affiliates with respect to such services, or (y) the amount at which such services would be available in an arm's length transaction with an unrelated third party.

          (d) Payments. Following the date hereof, within 30 days after the close of the first full calendar quarter and for each quarter thereafter during the term of this Agreement, the Providing Party shall provide the Company with a statement setting forth in reasonable detail the Out-of-Pocket Expenses and Cost Allocations incurred during that quarter. The Company shall pay for such items within 30 days of the receipt of the statement.

          (e) Disputes. If any Member disputes the amount of reimbursement claimed by the Providing Party, such Member shall so notify the Providing Party in writing, and if the matter cannot be resolved informally between the Parties, either AT&T PCS or CBW may submit the dispute for resolution pursuant to Section 6.10.

          (f) Books and Records. Reasonable documentation of expenses and cost allocations under this Section 6.11 shall be provided to the Company in all cases. The Company, AT&T PCS, CBW, and their Affiliates shall keep or cause to be kept accounts and complete books and records with respect to the provision of services to the Company, showing all related costs, expenditures and allocations, and any and all other records necessary, convenient or incidental to recording the financial aspects of the provision of services to the Company, including the calculation of Cost Allocations and Out-of-Pocket Expenses pursuant to the foregoing. The Company shall have access, at all reasonable times during normal business hours, to the books and records maintained by AT&T PCS, CBW or their Affiliates pursuant to the foregoing and shall be entitled to make any copies of such records as it deems appropriate. Each Member shall have similar access to, and the right to make copies of the books and records of the Company, and of AT&T PCS, CBW and their Affiliates, regarding the foregoing. Upon notice from any Member, the Providing Party shall cause to be furnished to such Member an accounting of any Cost Allocations made to the Company, certified by the Providing Party's outside auditors.

          (g) Other Sources. If AT&T PCS questions in good faith whether the amount CBW or its Affiliates charges the Company for any services performed hereunder exceeds the lesser of the amounts set forth in clauses (c)(iv)(x) or
(y) (irrespective of whether a greater amount is required by applicable law or regulation), the Company shall either demonstrate to the reasonable satisfaction of AT&T PCS that the charges do not so exceed such lesser amount, or are otherwise not available to the Company at a lower cost, or the Company shall obtain such services from another source.

          6.12 System Requirements.

          (a) Construction. The Company hereby agrees to construct a PCS System using the most current version of TDMA IS-136 technology to provide Company Communications Services covering the Territory on a schedule no less rapid than is set forth in the minimum build-out-plan, set forth on Schedule 6.12(a), including, without limitation, the components set forth on such Schedule. Such System shall be technologically compatible in all material respects with AT&T's PCS systems (including without limitation for the purpose of facilitating roaming and hand-off between Systems), and will to the extent technologically feasible implement the same User Interface as such Systems, with the intention that the User Interface in the Company's System will not differ from the User Interface in AT&T's PCS systems in a manner that would be material to customers. The Company will notify AT&T PCS of any variance in its PCS System from time to time from the standards applied by Affiliates of AT&T PCS in their Systems.

          (b) Build Out Requirement. The Company and AT&T PCS hereby agree that the Company shall assume and be obligated to satisfy the construction requirements (the "Construction Requirements") set forth in 47 CFR 24.203 with respect to both the portion of the A Block FCC Radio Station Authorization bearing (prior to contribution) call sign KNLF 235 retained by AT&T PCS and the portion contributed to the Company pursuant to Section 2.2 to the extent such obligations can be satisfied through construction within the Territory, provided by June 23, 2003, the coverage Construction Requirements which must be satisfied by June 23, 2005 have not been satisfied and the Company's PCS system covers ninety percent (90%) of the population within the Territory, AT&T Wireless PCS agrees to work with the Company to satisfy the Construction Requirements, provided further that (i) the Company's coverage must remain at ninety percent (90%) on June 23, 2005, (ii) AT&T PCS will bear the cost of construction outside the Territory, although the Company agrees to use good faith efforts to assist AT&T PCS or its Affiliates in these construction efforts and, if requested by AT&T PCS or its Affiliates negotiate in good faith with them to manage the system constructed outside the Territory and (iii) if the parties agree it is in their best interest to further construct within the Territory, they shall negotiate in good faith an equitable allocation of the cost of that construction.

          (c) Microwave Relocation. The Company will arrange for all necessary microwave relocation in connection with its License and pay, assume or (if applicable) reimburse AT&T PCS or its Affiliates for any obligation to pay any reasonable costs incurred by it or AT&T PCS in connection with any such microwave relocation. AT&T PCS shall bear its own costs for microwave relocation in connection with the portion of the A Block FCC Radio Station Authorization bearing (prior to contribution) call sign KNLF 235 retained by AT&T PCS.

          (d) Service Features. The Company's PCS System will offer the features set forth in Schedule 6.12(d). The Company's PCS System will also offer, at the written request of AT&T PCS, additional service features that AT&T PCS has notified the Company it will provide in its PCS Systems. Any such additional features shall be adopted within one hundred twenty (120) days after the request by AT&T PCS. The provision of this Section 6.12 shall not be construed to limit the features the Company may offer, provided such offering does not interfere with the offering of features required in this paragraph (d).

          (e) Quality Standards. The Company shall cause its PCS System to comply with the TDMA quality standards set forth on Schedule 6.12(e) (the "TDMA Quality Standards") at a level of compliance at least equal to the average level of compliance of AT&T's PCS Systems, taking into account, among other things, the relative stage of development thereof. In the event that the Company fails to achieve such level of compliance, the Company shall not be deemed to be in breach of this provision if such non-compliance is cured within thirty (30) days of notice thereof or, if such breach is not capable of being cured within such thirty (30) day period, within one hundred eighty (180) days of such notice, provided the Company is using its best efforts to cure such breach as soon as reasonably practicable. The foregoing provisions of this paragraph (e) shall not be applicable during any Deemed Compliance Period. The Company will test (or arrange for the testing of ) a portion of its System comprising at least one-third of the Territory each month (on a rotating basis designed to test each area within the Territory at least one time per calendar quarter) for the purpose of determining its level of conformity to the TDMA Quality Standards.

          (f) Interexchange Services. The Company shall not market, offer, provide or resell interexchange services, except interexchange services procured from AT&T Corp., or an Affiliate thereof designated by AT&T Corp. The rates, terms and conditions provided by AT&T Corp. shall be in the aggregate at least as favorable to the Company as those provided by AT&T Corp. to any other comparable wireless customer, and to the extent permitted by applicable law, superior to those provided to any other wireless customer. Upon specific request of any customer, the Company may permit such customer to utilize the services of Cincinnati Bell Long Distance Inc. provided the total number of customers using such service does not exceed 5% of the Company's customers, or another interexchange carrier, provided neither the Company nor CBW or any of its Affiliates other than Cincinnati Bell Long Distance, Inc. shall receive any payment, profit or compensation in connection with the provision of such services.

          (g) Substitute Technology. If at any time during the term of this Agreement AT&T PCS and its Affiliates determine to discontinue use of TDMA in their PCS or cellular systems serving a majority of the Midwest region of the United States, (i) the Company will have the right to cease to use TDMA and may adopt the new technology adopted by AT&T PCS and its Affiliates in such region and, if it exercises such right, all references to TDMA herein and in the License Agreement shall be automatically deemed to be modified by substituting a reference to such new technology, and (ii) the obligations of AT&T PCS and its Affiliates pursuant to Section 6.8 shall terminate and be of no further force or effect, unless within sixty (60) days of notice by AT&T PCS to the Company specifying that AT&T PCS and its Affiliates have so determined to discontinue use of TDMA, the Company agrees to implement, and complete the implementation of, on a reasonable schedule the new technology adopted by AT&T PCS and its Affiliates.

          6.13 Interconnection. CBI and its Affiliates shall, from time to time, enter into interconnection agreements with the Company on such terms and conditions at least as favorable to the Company as the terms and conditions offered to any other provider of telecommunications services.

          6.14 Resale, Agency Agreements.

          (a) From time to time, upon the request of AT&T PCS, the Company shall enter into a Resale Agreement, substantially in the form of the Resale Agreement entered into by the Company and AT&T PCS at the time of execution of this Agreement, with AT&T PCS and any of its Affiliates and, with respect to any geographic area within the Territory, one other Person designated by AT&T PCS, provided such other Person is licensed to provide telecommunications services in such geographic area under the service marks used by AT&T Corp. and such other Person qualifies as a reseller under any generally applicable standards the Company establishes for its resellers from time to time and provided further that the Company shall not be required to enter into such a Resale Agreement with any such other Person in any geographic area at any time during which the Business Markets Services Agreement or the Consumer Market Service Agreement, each executed in 1998 between AT&T, CBI and Cincinnati Bell Telephone Company remains in full force and effect with respect to such area without any amendment thereto that materially changes the original scope or intent of either agreement. In addition, from time to time, upon the request of AT&T PCS, the Company shall enter into an agency agreement authorizing AT&T PCS and any of its Affiliates and, with respect to any geographic area within the Territory one other Person designated by AT&T PCS to serve as an agent for the Company's services, provided such other Person is licensed to provide telecommunications services in such geographic area under the service marks used by AT&T Corp. and such other Person qualifies as an agent under any generally applicable standards the Company establishes for its agents from time to time and provided further that the Company shall not be required to enter into such an agency agreement with any such Person in any geographic area at any time during which the Business Markets Service Agreement or the Consumer Markets Service Agreement, each executed in 1998 between AT&T, CBI and Cincinnati Bell Telephone Company remains in full force and effect with respect to such area without any amendment thereto that materially changes the original scope or intent of either agreement. Any such agency agreements shall provide that the Company shall pay the agent a commission at the rate then generally offered to the Company's agents and shall otherwise be on commercially reasonable terms.

          (b) It is the intention of the parties that, in light of AT&T PCS's equity interest in the Company and the other arrangements between AT&T PCS and its Affiliates and the Company (including the roaming charges anticipated to be incurred by subscribers of AT&T PCS and its Affiliates), the rates, terms and conditions of Service (as defined in the Resale Agreement) provided by the Company shall be at least as favorable to AT&T PCS or such other reseller, taken as a whole, as the rates, terms and conditions of Service, taken as a whole provided by the Company to any other Customer (as defined in the Resale Agreement) and, to the extent permitted by applicable law, rates, terms and conditions superior to those provided to any other Customer. Without limiting the foregoing, the rate plans offered by the Company pursuant to any Resale Agreement shall be designed to result in the average actual rate per minute paid by the Reseller for Service being at least 25% below the average actual rate per minute billed by the Company to its subscribers for access and air time, but excluding revenues for features, taxes, toll or other non-rate items. The Company and Reseller shall negotiate commercially reasonable reductions to such resale rate based upon increased volume commitment (including roaming charges incurred by subscribers of AT&T PCS and its Affiliates).

          (c) Neither CBI nor any of its Affiliates shall be authorized by the Company to resell the Company's services without the consent of AT&T PCS, except that Cincinnati Bell Long Distance Inc. (as long as it remains wholly owned directly or indirectly by CBI) may be authorized as a reseller without such consent.

          6.15 Co-Location. The Company agrees to permit on commercially reasonable terms AT&T PCS and its Affiliates to install, operate and maintain cell site equipment owned or used by AT&T PCS and its Affiliates in their respective businesses on the towers, buildings and other locations at which the Company's cell site equipment is installed, operated and maintained (or, if such towers, buildings or locations are leased to provide for AT&T PCS or its Affiliates to have such right). All costs of co-location, including additional lease options or other co-location provisions, shall be borne by AT&T PCS.

          6.16 Attribution of Interests. The Parties acknowledge under applicable FCC rules and regulations as currently in effect, the Company may be deemed to be attributed ownership of licenses for Commercial Mobile Radio Services ("CMRS"), or interests therein, held by each of the parties and their Affiliates. Currently, there is a 45 MHz limitation on the amount of spectrum as to which the Company is entitled to hold licenses covering the same geographic location either directly or through such attribution. The Company holds directly a license covering 20 MHz of spectrum serving the territory pursuant to the contribution made by AT&T PCS under Section 2.2(a). In addition, AT&T PCS or its Affiliates hold a license covering an additional 10 MHz of spectrum serving the Territory (i.e., FCC Radio Station Authorizations to provide CMRS bearing call signs KNLF ________ and KNLF ________), and CBW and its Affiliates hold a license covering 10 MHz of spectrum serving the Cincinnati MTA (i.e., FCC Radio Station Authorizations to provide CMRS bearing call sign KNLF ________). CBW and its Affiliates also are the beneficiaries of the CBI Cellular Interest Trust, which holds a 45.067% interest in a license covering 25 MHz of spectrum serving the territory. Accordingly, throughout the entire Territory, the Company may be attributed licenses covering 40 MHz of spectrum, 5 MHz less than permitted under applicable rules and regulations. The CBI Cellular Interest is not attributable to the Company as a result of the CBI Cellular Interest Trust. Each of the parties agree that it will take no action or acquire, directly or indirectly, any further interests in any license to provide CMRS serving any part of the Territory unless, after giving effect to such action or such acquisition and any changes in the foregoing occurring after the date hereof, the Company will remain in compliance with all applicable rules and regulations regarding ownership, directly or by attribution, of spectrum. Without limiting the foregoing, CBI will maintain in full force and effect the CBI Cellular Interest Trust (or an alternative arrangement, if any, that accomplishes the goals of the CBI Cellular Interest Trust to the satisfaction of the FCC) unless and until such time, if any, that it sells, transfers, or otherwise disposes of the CBI Cellular Interest in such manner as will cause ownership of such interest to no longer be attributed to the Company pursuant to applicable law or regulation.

                                    ARTICLE 7
                       TRANSFER OR ENCUMBRANCE OF INTEREST

          7.1 Restriction on Transfer or Encumbrance. No Interest may be assigned, sold, transferred or otherwise disposed of, whether voluntarily or involuntarily (any such transaction being referred to in this Article 7 as a "transfer"), or pledged, hypothecated or otherwise encumbered, whether voluntarily or involuntarily, in whole or in part except in accordance with the terms of this Article 7 or as otherwise specifically provided in this Agreement.

          7.2 Transfer of Member's Interest to a Subsidiary. Subject to Section 7.3(g), a Member of the AT&T PCS Member Group may transfer all or any part of its Interest to any Wholly-Owned Subsidiary of AT&T, and a member of the CBW Member Group may transfer all or any part of its Interest to any Wholly-Owned Subsidiary of CBI (any Person to which a transfer is permitted under this Section 7.2 being referred to herein as a "Section 7.2 Transferee"); provided that prior to any such transfer, the transferring Member shall deliver to the other Members a notice setting forth the identity of the transferee and stating that such transferee complies with the condition above, and shall provide such other information as the other Members may reasonably request in connection therewith. Subject to Section 7.3(g), a Section 7.2 Transferee shall be admitted as a Member at the time such Person executes this Agreement or a counterpart to this Agreement, which evidences such Person's agreement to be bound by the terms and conditions of this Agreement. The transferring Member shall promptly deliver this Agreement or such counterpart as so executed to the other Members.

          7.3 Other Transfers; Right of First Refusal. Except as set forth in the following sentence, a Member Group may transfer all (but not less than all) of its Members' Interests to any Person other than a Section 7.2 Transferee, but only subject to and to the extent permitted by the terms of this Section 7.3 and
Section 7.4. No Member Group may transfer any of its Members' Interests, or any capital stock or other equity interests in a Person that directly or indirectly owns capital stock or equity interests in a Person that owns the Interests, to a Disallowed Transferee unless such transfer is pursuant to an Unrelated Sale subject to the last sentence of Section 7.3(a).

          (a) Offer and Right to Sell. Commencing 12 months after the Effective Date, a Member Group (the "Selling Group") shall have the right to sell all or part of its Members' Interests (the "Offered Interest") pursuant to an offer (the "Offer") by a bona fide third party (the "Offeror"), provided that the Selling Group first gives the other Member Group a right of first refusal to purchase its Interest for the Fair Market Value of the consideration being offered, as set forth herein. In the event that the proposed transfer by a Selling Group is in connection with a transaction or group of related transactions to which such Selling Group is a party, and the Fair Market Value of such Selling Group's Interests proposed to be transferred is less than 25% of the aggregate Fair Market Value of the assets proposed to be transferred by such Selling Group (or its Wholly Owned Subsidiaries, or any Person of which it is a Wholly Owned Subsidiary) in such transaction or group of substantially simultaneous related transactions as a whole (an "Unrelated Sale"), except as provided in the next sentence, then the offer with respect thereto shall not be deemed an Offer for purposes hereof and the provisions of Sections 7.3 and 7.4 shall not be applicable thereto. If the Unrelated Sale is to a Disallowed Transferee, the provisions of Section 7.4 shall remain applicable and Section
7.3 shall be applicable to the Offered Interest only and the Selling Group shall irrevocably offer the other Member Group the right to purchase the Offered Interest as provided in paragraph (b) below.

          (b) Notice. The Selling Group shall give written notice of any Offer (the "Offer Notice") to the other Member Group, which notice shall identify the Offeror, enclose a complete and correct copy of the Offer and irrevocably offer such Member Group the right, (except as provided in paragraph (a) above), to purchase the Offered Interest on the same terms and conditions as specified in the Offer (if it is the only asset being sold) or at its Fair Market Value (if the Interest is being transferred in such transaction or group of substantially simultaneous related transactions with other assets).

          (c) Election to Purchase. Within 21 days following receipt of the Offer Notice, such Member Group shall have the right to elect to purchase the assets specified by the Selling Group in the Offer Notice (the "ROFR Assets"). Such election shall be made by delivery of a written notice to the Selling Group.

          (d) Timing; Assignment of Rights. In the event that such Member Group has duly elected to purchase the ROFR Assets, the closing (the "Closing") of such purchase shall take place on a date agreed to by the Selling Group and such Member Group, but in no event later than 30 days following the exercise by such Member Group of its election to purchase in accordance with subsection (c) above; provided that if governmental or regulatory approval is required for such Member Group to consummate its purchase and has not been obtained, the Closing may be deferred until no later than 90 days following such exercise. If such governmental or regulatory approval has not then been obtained, unless the Selling Group and the other Member Group have agreed to extend such time period, the Selling Group may complete the sale of the ROFR Assets (either alone or together with other assets if it so elects) as provided in paragraph (f) below.

          (e) Representations at Closing. At a Closing pursuant to this Section 7.3, the Selling Group shall represent and warrant in writing to the purchasing Member Group that (i) the Selling Group is the sole beneficial and record owner of the ROFR Assets and has good and marketable title thereto free and clear of all Liens (other than restrictions imposed pursuant to this Agreement) and (ii) the Selling Group has the full power and authority to sell such ROFR Assets without conflict with the terms of any material agreement, law, order or instrument binding upon it; and the Selling Group shall deliver such customary instruments of assignment with respect to such ROFR Assets as reasonably requested by the purchasing Member Group.

          (f) Sale to Third Party.

               (i) If a Member Group has failed to exercise its right to purchase the Offered Interest (or has failed to consummate such purchase) within the applicable time periods specified above in this Section 7.3, the Selling Group may accept the Offer and sell the Offered Interest to the Offeror; provided that such sale shall be at the same price and on the same terms and conditions as specified in the Offer Notice; and provided further that such sale shall have been approved pursuant to the requirements of
     Section 7.3(g). If the sale by the Selling Group to the Offeror is not consummated within 90 days, such right to sell shall lapse and the Selling Group shall not thereafter transfer its Interest except in accordance with the provisions of this Section 7.3, provided, however, that if governmental or regulatory approval is required for the consummation of such transaction, the Closing may be deferred until not more than 180 days subsequent to the expiration of the time periods specified above in this
     Section 7.3.

               (ii) At the closing of any sale of an Interest to a third party pursuant to this Section 7.3, such third party shall execute this Agreement or a counterpart to this Agreement and any Related Agreements to which Members of the Selling Group (or Affiliates thereof) are party and shall be bound by the provisions of and assume the obligations of the Selling Group under all such Agreements. The Selling Group shall not be relieved of any of its obligations under this Agreement arising prior to such sale, to the extent such obligations shall not be discharged by the third party, but the Selling Group shall be relieved of any obligations under this Agreement arising subsequent to such sale with respect to the Interest being transferred; nothing herein shall be construed to relieve any Member of the Selling Group of any obligations under any Related Agreement. The Selling Group and the third party shall execute such documents as the other Member Groups shall reasonably request to evidence such assumption and continuing obligations. Any sale to a third party pursuant to this Section 7.3 may be structured as two or more transfers of part of the Interest being sold, which taken together effectuate a transfer of the entire Interest, all of which shall be consummated within 15 months from the date of closing of the first of such transfers.

          (g) Substituted Members. Any transfer pursuant to Section 7.2, 7.3 or
7.4 must be approved in writing by a Majority in Interest of the Members (which approval may not be withheld if the proposed transferee is a financially capable person) prior to any such transfer, and no such transferee shall become a Member without such approval. Upon the admission of any such transferee as a Member, the transferring Member or the Selling Group shall be relieved of any obligation arising under this Agreement subsequent to such transfer with respect to the Interest being transferred, and if the transferring Member no longer holds any Interest, the transferring Member shall be relieved of all obligations arising under this Agreement except for its obligations under Section 6.6 or with respect to any breach of this Agreement arising prior to such transfer.

          7.4 Tag-Along Right; Put.

          (a) In lieu of exercising its rights under Section 7.3, the AT&T PCS Member Group may, within 21 days following receipt of any Offer Notice, elect to participate in such sale by including therein its Interests in the Company, provided, however, that in the event the Offer Notice does not contain an offer to purchase the Interests of all the Member Groups, the total consideration set forth in the Offer Notice shall be applied pro rata to the Interests of the participating Member Groups and the Selling Group and each such Member Group shall transfer to such offeror such pro rata share. Each such sale, if any, shall be made on the same terms and conditions as the sale described in the Offer Notice (except that in the sole discretion of AT&T PCS instead of receiving the same consideration payable to the Selling Group, the consideration payable to the AT&T PCS Member Group shall be a cash amount equal to the Fair Market Value of its Interests to be transferred, unless the only asset being sold by the Selling Group or its Affiliates in such transaction is its Interest, in which case the consideration payable to the AT&T PCS Member Group shall be a cash amount equal to the Fair Market Value of the consideration which would otherwise be payable to the AT&T PCS Member Group in such transaction) and the CBW Member Group may not consummate its sale unless such sale, if any, by the AT&T PCS Member Group is consummated simultaneously in accordance with the terms hereof. If the AT&T PCS Member Group fails to elect to participate in such sale and such sale is not consummated within the applicable time periods specified above in Section 7.3, the restrictions provided for in this Section 7.4 shall again become effective, and no transfer of Interests may be made thereafter by the CBW Member Group other than in accordance with this Article 7.

          (b) At the closing of any Transfer pursuant to paragraph (a) of this
Section 7.4, the AT&T PCS Member Group shall make the representations and warranties and deliver instruments of assignment with respect to its Interests as required to be made and delivered by the CBW Member Group with respect to its Interest pursuant to Section 7.3(e).

          (c) Commencing on the eighth anniversary of the date hereof, and at any time thereafter, or if at any time the Member Committee shall call for additional capital contributions (unless such capital call shall have been approved by the Representatives of the AT&T PCS Member Group), and upon the written demand of AT&T PCS, CBW shall purchase all the Interests of the AT&T PCS Member Group for a cash purchase price, payable in immediately available funds, equal to the Fair

Market Value of such Interests. Any such demand by AT&T PCS shall be in writing and shall specify a closing date not less than 30 nor more than 60 days following the date of determination of such Fair Market Value. At such closing, AT&T PCS shall represent and warrant that the AT&T PCS Member Group has good and marketable title to the Interests being sold, free and clear of all Liens.

          7.5 Other Transfers. A transfer of a majority of the capital stock or other equity interests in the Person that owns Interests or in a Person that directly or indirectly owns a majority of the capital stock or other equity interests in the Person that owns the Interests shall be deemed to be a transfer of the Interests, subject to the provisions of Sections 7.1, 7.3 and 7.4 hereof if and to the extent applicable by virtue of the provisions of Section 7.3 (a). In such event, the Person making the transfer shall be deemed to be the Selling Group as referred to therein and the capital stock or equity interests proposed to be transferred shall be deemed to be the Offered Interest; however, the provisions of Section 7.3(f)(ii) and Section 7.3(g) shall not be applicable.

          7.6 Invalid Transfers Void. Any purported transfer of an Interest or any part thereof not in compliance with the foregoing provisions of this Article 7 shall be void and of no force or effect and the transferring Member shall be liable to the other Members and the Company for all liabilities, obligations, damages, losses, costs and expenses (including but not limited to reasonable attorneys' fees and court costs) arising out of such noncomplying transfer.

          7.7 Certain Determinations.

          For purposes of Sections 7.3 and 7.4, the Fair Market Value of Interests to be transferred or other property received and with respect to the 25% threshold referred to in Section 7.3(a), shall be determined in the following manner:

               Within fifteen days after the delivery of the notice requiring such determination, the Members shall attempt in good faith to agree on the Fair Market Value, and if the parties fail within fifteen days thereafter to agree thereon, they shall deliver a notice to the other appointing as its appraiser ("Appraiser") an independent accounting or investment banking firm of nationally recognized standing. The parties by mutual agreement shall also appoint a third Appraiser. If after appointment of the two Appraisers, the parties are unable to agree upon a third Appraiser, such appointment shall be made within fifteen days of the request by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in the appraisal of the type of property then the subject of appraisal. The decisions of the three Appraisers so appointed and chosen shall be given within 30 days after the selection of such third Appraiser. If the determination of one Appraiser differs from the middle determination by more than twice the amount by which the other determination differs from the middle determination, then the determination of such Appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive on the Members; otherwise the average of all three determinations shall be binding and conclusive. The Selling Group's obligation to provide an Offer Notice pursuant to Section 7.3(b) shall not be applicable until the date of delivery of such determination to all Members. The costs of conducting any Appraisal Procedure shall be borne as follows: (x) the costs of the Appraiser designated by each Member Group shall be borne by that Group; (y) other costs separately incurred shall be borne separately by the Member which incurred such costs; and (z) the costs of the third Appraiser, if any, shall be shared by all participating Members.

          7.8 Other Encumbrances on a Member's Interest. Notwithstanding anything to the contrary in this Agreement or the Act, a Member may not (a) directly pledge, hypothecate or otherwise encumber all or any portion of its Interest, without the consent of all Members or (b) pledge, hypothecate or otherwise encumber its interest in any entity which owns all or any portion of its Interest unless the pledgee of such interest acknowledges the restrictions on transfer of Interests set forth in this Article 7. A pledge, hypothecation or other encumbrance of all of a Member's Interest shall not cause such Member to cease to be a member of the Company.

                                    ARTICLE 8
                           DISSOLUTION AND TERMINATION

          8.1 No Termination. Except as expressly provided in this Agreement or as otherwise provided by law, no Member shall have the right, and each Member hereby agrees not, to dissolve, terminate or liquidate the Company, or to resign or withdraw as a Member.

          8.2 Events of Dissolution. The Company shall be dissolved upon the first to occur of the following:

          (a) the agreement in writing of all of the Members to dissolve the Company, but only on the effective date of dissolution specified by such Members in such agreement;

          (b) the Bankruptcy or dissolution of a Member, or the occurrence of any other event which terminates the continued membership of a Member as a matter of law, unless within 90 days after notification to the other Members of the occurrence of any such event, all remaining Members agree in writing to continue the business of the Company;

          (c) the election by a Majority in Interest of the Members within 90 days after the sale, exchange, condemnation or involuntary transfer of all or substantially all of the assets of the Company; or

          (d) any other event requiring the dissolution of the Company pursuant to this Agreement or the Act, provided that AT&T PCS shall not seek judicial dissolution of the Company based upon failure of the Member Committee to approve a Super Majority Event.

          8.3 Procedures Upon Dissolution.

          (a) General. In the event the Company dissolves it shall commence winding up pursuant to the appropriate provisions of the Act and the procedures set forth in this Section 8.3. Notwithstanding the dissolution of the Company, until the winding up of the Company's affairs is completed, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

          (b) Control of Winding Up. The winding up of the Company shall be conducted under the direction of the Member Committee or such other Person as may be designated by a court of competent jurisdiction (herein sometimes referred to as the "Liquidator"); provided that any Member whose breach of this Agreement shall have caused the dissolution of the Company (and the Representatives appointed by such Member) shall not participate in the control of the winding up of the Company; and provided further, that if the dissolution is caused by entry of a decree of judicial dissolution, the winding up shall be carried out in accordance with such decree.

          (c) Manner of Winding Up. The Company shall engage in no further business following dissolution other than that necessary for the orderly winding up of business and distribution of assets. The Company's maintenance of offices shall not be deemed a continuation of business for purposes of this Section 8.3. Upon dissolution of the Company, the Liquidator shall, subject to Section 8.3(a), first attempt to distribute assets in kind if it can obtain the consent of each of the Members and, to the extent necessary, the creditors of the Company. If such consent is not obtained, the Liquidator shall sell the Company or all the Company's property in such manner and on such terms as it deems fit, consistent with its fiduciary responsibility and having due regard to the activity and condition of the relevant market and general financial and economic conditions. Each Member shall share Profits, Losses and other items after the dissolution of the Company and during the period of winding up in the same manner as described in Article 3.

          (d) Application of Assets. Upon dissolution of the Company, the Company's assets (which shall, after the sale or sales referenced in Section 8.3(c), consist of the proceeds thereof) shall be applied as follows:

               (i) Creditors. To creditors, including Members and Representatives who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the reasonable provision for the payment thereof). Any reserves set up by the Liquidator may be paid over by the Liquidator to an escrow agent or trustee, to be held in escrow or trust for the purpose of paying any such contingent or unforeseen liabilities or obligations, and, at the expiration of such period as the Liquidator may deem advisable, such reserves shall be distributed to the Members or their assigns in the manner set forth in
     Section 8.3(d)(ii).

               (ii) Members. By the end of the taxable year in which the liquidation occurs (or, if later, within ninety (90) days after the date of such liquidation), to the Members in proportion to the positive balances of their respective Capital Accounts, as determined after taking into account all Capital Account adjustments for the taxable year during which the liquidation occurs (other than those made pursuant to this Section 8.3(d)(ii)).

          8.4 Termination. Upon completion of the winding up of the Company and the distribution of all Company assets, the Company's affairs shall terminate and the Members shall cause to be executed and filed any and all documents required by the Act to effect the termination of the Company.

                                    ARTICLE 9
                          LIABILITY AND INDEMNIFICATION

          9.1 No Personal Liability.

          (a) Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Indemnified Person (as defined in paragraph (b) below) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being an Indemnified Person.

          (b) No Representative, Member or its Affiliates, or any of their respective shareholders, directors, officers, employees, agents, members, managers, or partners (each, an "Indemnified Person") shall be liable, responsible or accountable in damages or otherwise to the Company or to any other Indemnified Person for any act or omission performed or omitted by an Indemnified Person in connection with the transactions contemplated hereby, whether for mistake of judgment or negligence or other action or inaction, unless such action or omission constitutes willful misconduct, gross negligence or bad faith. Each Indemnified Person may consult with counsel, accountants and other experts in respect of the affairs of the Company and such Indemnified Person shall be fully protected and justified in any action or inaction which is taken in good faith in accordance with the advice or opinion of such counsel, accountants or other experts, provided that they shall have been selected with reasonable care.

          9.2 Indemnification by Company. To the maximum extent permitted by applicable law, the Company shall protect, indemnify, defend and hold harmless each Indemnified Person for any acts or omissions performed or omitted by an Indemnified Person (in its capacity as such) unless such action or omission constituted willful misconduct, gross negligence or bad faith. The indemnification authorized under this Section 9.2 shall include payment on demand (with appropriate evidence of the amounts claimed) of reasonable attorneys' fees and other expenses incurred in connection with, or in settlement of, any legal proceedings between the Indemnified Person and a third party and the removal of any Liens affecting any property of the Indemnified Person. Such indemnification rights shall be in addition to any and all rights, remedies and recourse to which any Indemnified Person shall be entitled, whether or not pursuant to the provisions of this Agreement, at law or in equity. The indemnities provided for in this Section 9.2 shall be recoverable only from the assets of the Company, and there shall be no recourse to any Member or other Person for the payment of such indemnities.

          9.3 Notice and Defense of Claims.

          (a) Notice of Claim. If any action, claim or proceeding ("Claim") shall be brought or asserted against any Indemnified Person in respect of which indemnity may be sought under Section 9.2 from the Company, the Indemnified Person shall give prompt written notice of such Claim to the Company, which may assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all of such counsel's fees and expenses; provided that any delay or failure to so notify the Company shall relieve the Company of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. Any such notice shall (i) describe in reasonable detail the facts and circumstances with respect to the Claim being asserted and (ii) refer to Section 9.2.

          (b) Defense by the Company. In the event that the Company undertakes the defense of the Claim, the Company will keep the Indemnified Person advised as to all material developments in connection with any Claim, including, but not limited to, promptly furnishing to the Indemnified Person with copies of all material documents filed or served in connection therewith. The Indemnified Person shall have the right to employ one separate firm per jurisdiction in any of the foregoing Claims and to participate in the defense thereof, but the fees and expenses of such firm shall be at the expense of the Indemnified Person unless both the Indemnified Person and the Company are named as parties and representation by the same counsel is inappropriate due to actual differing interests between them; provided that under no circumstances shall the Company be liable for the fees and expenses of more than one law firm per jurisdiction in any of the foregoing Claims for the Indemnified Persons, taken collectively and not separately. The Company may, without the Indemnified Person's consent, settle or compromise any Claim or consent to the entry of any judgment if such settlement, compromise or judgment involves only the payment of money damages by the Company (which payment is made or adequately provided for at the time of such settlement, compromise or judgment) or provides for the unconditional release by the claimant or plaintiff of the Indemnified Person and its Affiliates from all liability in respect of such Claim and does not impose injunctive relief against any of them. The Indemnified Person shall provide reasonable assistance to the Company in the defense of the Claim. As between the Company, on the one hand, and the Indemnified Persons, on the other hand, any matter that is not agreed to unanimously by the Indemnified Persons shall be determined by the Indemnified Person that is a party to this Agreement.

          (c) Defense by the Indemnified Person. In the event that the Company, within 20 business days after receiving written notice of any such Claim, fails to assume the defense thereof, the Indemnified Person shall have the right, subject to the right of the Company thereafter to assume such defense pursuant to the provisions of this Article 9, to undertake the defense, compromise or settlement of such Claim for the account of the Company.

          (d) Advancement of Expenses. Unless the Indemnifying Party shall have assumed the defense of any Claim pursuant to paragraph (b) above, the Company shall advance to the Indemnified Person any of its reasonable attorneys' fees and other costs and expenses incurred in connection with the defense of any such Claim. Each Indemnified Person shall agree in writing prior to any such advancement, that in the event he or it receives any such advance, such Indemnified Person shall reimburse the Company for such fees, costs, and expenses to the extent that it shall be determined that he or it was not entitled to indemnification under this Article 9.

          (e) Contribution. Notwithstanding any of the foregoing to the contrary, the provisions of this Article 9 shall not be construed so as to provide for the indemnification of any Indemnified Person for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable law or such liability may not be waived, modified, or limited under applicable law, but shall be construed so as to effectuate the provisions of this Article 9 to the fullest extent permitted by law; provided, that if and to the extent that the Company's indemnification obligation under this Article 9 is unenforceable for any reason, the Company hereby agrees to make the maximum contribution permissible under applicable law to the payment and satisfaction of the losses of the Indemnified Person, except to the extent such losses are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the Indemnified Person's gross negligence or willful misconduct.

          9.4 Directors' and Officers' Insurance. The Company shall provide appropriate directors' and officers' insurance to the extent such insurance is available to the Company on commercially reasonable terms.

                                   ARTICLE 10
                                  MISCELLANEOUS

          10.1 Entire Agreement. This Agreement and the other Related Agreements, together with any schedules and exhibits hereto and thereto, contain the entire agreement and understanding of the Members relating to the subject matter hereof and supersede all prior negotiations, proposals, offers, agreements and understandings (written or oral) relating to such subject matter.

          10.2 Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended or modified except in a writing signed by the Member against which enforcement of such amendment or modification is sought. No failure or delay of any Member in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce any such right or power, preclude any other further exercise thereof or the exercise of any other right or power. No waiver by any Member of any departure by any other Member from any provision of this Agreement shall be effective unless the same shall be in a writing signed by the Member against which enforcement of such waiver or consent is sought, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice or similar communication by any Member to another shall entitle such other Member to any other or further notice or similar communication in similar or other circumstances, except as specifically provided herein.

          10.3 Specific Performance. The Members acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any Member may, in its sole discretion, in an arbitration or a court of competent jurisdiction to the extent permitted hereunder, apply for specific performance or injunctive or other relief as such arbitration or court may deem just and proper in order to enforce this Agreement or to prevent violation hereof and, to the extent permitted by applicable law, each Member waives any objection to the imposition of such relief.

          10.4 Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall, unless otherwise specifically provided herein, be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a Member shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Member.

          10.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Members and their respective successors and permitted assigns. No Member may assign its rights or delegate its duties under this Agreement without the written consent of the other Members except to the extent expressly provided in this Agreement.

          10.6 No Third Party Beneficiaries. This Agreement is entered into solely for the benefit of the Members and no Person other than the Members, their respective successors and permitted assigns, and (to the extent provided in Article 9) the Persons entitled to indemnification pursuant to Article 9, may exercise any right or enforce any obligation hereunder.

          10.7 Further Assurances. Each Member will execute and deliver such further documents and take such further actions as any other Member may reasonably request consistent with the provisions hereof in order to effect the intent and purposes of this Agreement.

          10.8 Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given or made (i) upon delivery if delivered personally (by courier service or otherwise), (ii) upon confirmation of dispatch if sent by facsimile transmission (which confirmation shall be sufficient if shown on the journal produced by the facsimile machine used for such transmission) and (iii) three days after being mailed by first-class mail, postage prepaid and return receipt requested, and all legal process with regard hereto shall be validly served when served in accordance with applicable law, in each case to the applicable addresses set forth below (or such other address as the recipient may specify in accordance with this Section):

If to a Member or Representative of the CBW Member Group, to such Member or
Representative:

     c/o Cincinnati Bell Wireless Company
     221 E. Fourth Street, 103-1610
     Cincinnati, OH  45201
     Attn: Jack Cassidy
     Fax: 513-651-4159

with a copy to:

     Cincinnati Bell Inc.
     201 E. Fourth Street, 102-715
     Cincinnati, OH  45201
     Attn:  General Counsel
     Fax:    (513) 721-7358

If to a Member or Representative of the AT&T PCS Member Group, to such Member or
Representative:

     c/o AT&T Wireless Services, Inc.
     5000 Carillon Point
     Kirkland, WA  98033
     Attn:  William Hague, Esq.
     Fax:  (425) 828-8451

with a copy to:

     AT&T Wireless Services, Inc.
     5000 Carillon Point
     Kirkland, WA  98033
     Attn: General Counsel
     Fax: (425) 828-8451

          10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Ohio, without regard to principles of conflicts of law.

          10.10 Severability. If any term of this Agreement or the application thereof to any Member or any circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other Members or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law, so long as the economic and legal substance of this Agreement and the transactions contemplated hereby is not affected in any manner adverse to any Member.

          10.11 Independent Contractors. The Members are independent contractors, and this Agreement does not create a partnership or agency relationship between the Members, or any other relationship between the Members except as expressly set forth herein. No Member shall have any right or authority to assume, create or incur any liability or obligation, express or implied, in the name or on behalf of any other Member.

          10.12 Disposition of Interests. Upon the sale or other disposition by a Person of all its Interests in the Company, following which such Person and Affiliate thereof is no longer a Member of the Company, this Agreement shall terminate as to such Member and its Affiliates except as provided in Section
10.13 below.

          10.13 Survival of Rights and Duties. Termination of this Agreement for any reason shall not relieve any Member of any liability which at the time of termination has already accrued to such Member or which thereafter may accrue in respect of any act or omission prior to such termination, nor shall any such termination affect in any way the other Related Agreements or the survival of any right, duty or obligation of any Member which is expressly stated elsewhere in this Agreement to survive termination hereof. Sections 6.6, 6.10 and 6.11 and Articles 9 and 10 shall survive any termination of this Agreement.

          10.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

          10.15 Construction. The captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require. Unless otherwise specified, (a) the terms "hereof", "herein" and similar terms refer to this Agreement as a whole, (b) references herein to Articles or Sections refer to articles or sections of this Agreement and (c) the word "including" connotes the words "including without limitation" unless the context requires otherwise.

          10.16 No Right to Partition. No Member shall have the right to bring an action for partition against the Company. Each of the Members hereby irrevocably waives any and all rights which it may have to maintain an action to partition Company property or to compel any sale or transfer thereof.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        CINCINNATI BELL WIRELESS COMPANY

                                        By___________________________

                                           Name:
                                           Title:

                                        AT&T WIRELESS PCS INC.

                                        By___________________________
                                           Name:  Mark U. Thomas
                                           Title:  Vice President

Agreed to for purposes of Sections 6.13, 6.14, 6.15, 6.16 and 7.5:

CINCINNATI BELL INC.

 By________________________
   Name:
   Title:

Accepted and Agreed:

CINCINNATI BELL WIRELESS, LLC

 By_________________________
   Name:
   Title:

               Schedule 2.2: Principal Terms of Senior Secured Notes

     Maturity Date:      Five years from date of advance (or, if earlier, the
                         maturity date of any Senior Notes already outstanding at time of advance), subject to required prepayments described below

     Interest:           Payable quarterly, at a rate equal to the
                         rate per annum (based on a year of 365/6 and actual days elapsed), announced from time to time by Chemical Bank at its headquarters office in New York City as its Prime Rate plus two and one-half percent (plus an additional two percent in the case of overdue amounts)

     Ranking: Senior to all indebtedness of the Company other than "Existing Senior Indebtedness" (existing indebtedness the terms of which do not permit more senior debt)

     Collateral:         First priority security interest in all assets of the
                         Company, subject only to the terms of Existing Senior
                         Indebtedness

     Prepayment:         The following amounts shall be applied to prepayment
                         of the Notes:
                              (i) Distributable Cash otherwise distributable to the Members pursuant to Article 4 of the Operating Agreement;
                              (ii) Proceeds of any transfer or encumbrance of the Non-Contributing Member's Interest pursuant to Article 7 of the Operating Agreement

     Default Remedies:        Upon default by the Company under the Notes,
                         the Contributing Member may elect any of the following remedies, or any other remedies available at law or in equity:
                              (i) foreclosure on the collateral;
                              (ii) conversion of the outstanding
                              balance of the Notes into additional
                              Interests, at then-current fair
                              market value as determined by
                              third-party appraisal; or

                              (iii) sale of the Company in a
                              commercially reasonable manner,
                              where the Contributing Member (but
                              not the Non-Contributing Member) may
                              be a purchaser

     Other Terms:        Commercially reasonable covenants and other terms
                         and conditions

     Documentation:      Commercially reasonable documentation carrying out the
                         foregoing terms, to be prepared by the Contributing
                         Member.

                                  SCHEDULE 6.6

                 Financial & Operating Results Disclosure Items

          Business Metrics:

               Number of Subscribers
               Subscriber Additions
               Average Subscribers
               POPs
               Cumulative Penetration
               Penetration Gain in Period
               Revenues/Subscribers/Month
               Capital Expenditures
               Churn
               Acquisition Cost Per Subscriber

          Financial Information:

               Revenues
               Operating Income/(Loss)
               EBITDA
               Overall Dilutive Effect of the Investment

                                  SCHEDULE 6.11

                                COST ALLOCATIONS

                                  CUSTOMER CARE
                             BILLING AND COLLECTION
                              INFORMATION SERVICES
                                    MARKETING
                                      SALES
                             FINANCE AND ACCOUNTING
                                 ADMINISTRATION
                             RETAIL STORE OPERATIONS
                                      LEGAL
                     EXTERNAL AFFAIRS AND REGULATORY AFFAIRS
                                    TRAINING
                                      TAXES
                                 RISK MANAGEMENT
                              BUSINESS DEVELOPMENT
                            CASH MANAGEMENT/TREASURY
                                 INTERNAL AUDIT

                                SCHEDULE 6.12(a)

                            MINIMUM BUILDOUT SCHEDULE

PHASE 1   The buildout as approved by the Company through 1998.

          Buildout core metro areas and suburbs of Cincinnati and Dayton
          Ohio

PHASE II  Within two years of closing of the Operating Agreement:

          Key secondary cities and connecting highway corridors as defined by marketing and competitive situation to include:

          Highway 52 from Cincinnati to the BTA border
          Interstate 70 and 75 from Dayton to the BTA border
          Highway 75 and 71 from Cincinnati to the BTA border

                                TABLE OF CONTENTS

                                                                                             PAGE
                                                                                             ----
ARTICLE 1 -- GENERAL....................................................................      2
         1.1  Name......................................................................      2
         1.2  Principal Place of Business...............................................      2
         1.3  Term......................................................................      2
         1.4  Purpose and Powers........................................................      2
         1.5  Filings...................................................................      3
         1.6  Sole Agreement............................................................      3
         1.7  Definitions...............................................................      3
         1.8  Registered Office; Registered Agent.......................................     16

ARTICLE 2 -- CAPITALIZATION.............................................................     16
         2.1  Capital Accounts..........................................................     16
                  (a)  Establishment....................................................     16
                  (b)  General Rules for Adjustment of Capital Accounts.................     16
                  (c)  Special Rules....................................................     17
         2.2  Capital Contributions.....................................................     17
         2.3  No Withdrawals............................................................     20
         2.4  No Interest on Capital Account Balances...................................     21
         2.5  No Third Party Beneficiaries..............................................     21

ARTICLE 3 -- PROFITS AND LOSSES.........................................................     21
         3.1  Profits...................................................................     21
         3.2  Losses....................................................................     21
                  (a)  General Rule.....................................................     21
                  (b)  Limitation.......................................................     21
         3.3  Special Allocations.......................................................     22
                  (a)  Minimum Gain Chargeback..........................................     22
                  (b)  Member Minimum Gain Chargeback...................................     22
                  (c)  Qualified Income Offset..........................................     22
                  (d)  Nonrecourse Deductions...........................................     23
                  (e)  Member Nonrecourse Deductions....................................     23
         3.4  Curative Allocations......................................................     23
         3.5  Allocation of Credits.....................................................     23
         3.6  Tax Allocations...........................................................     23
                  (a)  Contributed Property.............................................     23
                  (b)  Revalued Property................................................     24
                  (c)  Effect...........................................................     24

                  (d)  Conformity of Reporting...........................................    24
         3.7  Change in Member's Interests...............................................    24

ARTICLE 4 -- DISTRIBUTIONS...............................................................    24
         4.1  Distributable Cash.........................................................    24
         4.2  Liquidating Distributions..................................................    25
         4.3  Other Distributions........................................................    25

ARTICLE 5 -- ACCOUNTING AND RECORDS......................................................    25
         5.1  Fiscal Year................................................................    25
         5.2  Method of Accounting.......................................................    25
         5.3  Books and Records; Inspection..............................................    25
                  (a)  Books of Account and Records......................................    25
                  (b)  Inspection........................................................    26
         5.4  Financial Statements.......................................................    26
         5.5  Taxation...................................................................    27
                  (a)  Status of the Company.............................................    27
                  (b)  Tax Elections and Reporting.......................................    27
                  (c)  Company Tax Returns...............................................    27
                  (d)  Tax Audits........................................................    28

ARTICLE 6 -- MANAGEMENT..................................................................    28
         6.1  Member Committee...........................................................    28
                  (a)  Number of Representatives.........................................    29
                  (b)  Initial Representatives...........................................    29
                  (c)  Vacancies.........................................................    29
                  (d)  Chairman..........................................................    29
                  (e)  Selection of Company Employees....................................    29
         6.2  Meeting Requirements.......................................................    30
                  (a)  Regular Meetings..................................................    30
                  (b)  Special Meetings..................................................    30
                  (c)  Telephonic Meetings...............................................    30
                  (d)  Notices...........................................................    30
                  (e)  Quorum............................................................    31
                  (f)  Written Consents..................................................    31
         6.3  Actions by Member Committee................................................    31
                  (a)  Scope of Authority................................................    31
                  (b)  Actions Requiring Member Committee Approval.......................    31
                  (c)  Approval Requirements.............................................    31
                  (d)  Initial Budget....................................................    32
                  (e)  Subsequent Budgets................................................    32
                  (f)  Five-Year Budget..................................................    32
         6.4  Actions by Members.........................................................    33
         6.5  Sale of Services...........................................................    33

         6.6  Confidentiality.............................................................   33
         6.7  Conflict Transactions.......................................................   34
         6.8  Other Business; Duties; Etc.................................................   34
         6.9  Preferred Provider..........................................................   36
         6.10  Dispute Resolution.........................................................   36
         6.11  Participation by Members and their Affiliates..............................   39
                  (a)  General............................................................   39
                  (b)  Reimbursement; Cost Allocations....................................   39
                  (c)  Limitations........................................................   40
                  (d)  Payments...........................................................   40
                  (e)  Disputes...........................................................   40
                  (f)   Books and Records.................................................   41
                  (g)  Other Sources......................................................   41
         6.12  System Requirements........................................................   41
                  (a)  Construction.......................................................   41
                  (b)  Build Out Requirement..............................................   42
                  (c)  Microwave Relocation...............................................   42
                  (d)  Service Features...................................................   42
                  (e)  Quality Standards..................................................   42
                  (f)  Interexchange Services.............................................   43
                  (g)  Substitute Technology..............................................   43
         6.13  Interconnection............................................................   43
         6.14  Resale, Agency Agreements..................................................   43
         6.15  Co-Location................................................................   45
         6.16  Attribution of Interests...................................................   45

ARTICLE 7 -- TRANSFER OR ENCUMBRANCE OF INTEREST..........................................   46
         7.1  Restriction on Transfer or Encumbrance......................................   46
         7.2  Transfer of Member's Interest to a Subsidiary...............................   46
         7.3  Other Transfers; Right of First Refusal.....................................   46
                  (a)  Offer and Right to Sell............................................   47
                  (b)  Notice.............................................................   47
                  (c)  Election to Purchase...............................................   47
                  (d)  Timing; Assignment of Rights.......................................   47
                  (e)  Representations at Closing.........................................   48
                  (f)  Sale to Third Party................................................   48
                  (g)  Substituted Members................................................   49
         7.4  Tag-Along Right; Put........................................................   49
         7.5  Other Transfers.............................................................   50
         7.6  Invalid Transfers Void......................................................   50
         7.7  Certain Determinations......................................................   51
         7.8  Other Encumbrances on a Member's Interest...................................   51

ARTICLE 8 -- DISSOLUTION AND TERMINATION..................................................   52
         8.1  No Termination..............................................................   52
         8.2  Events of Dissolution.......................................................   52
         8.3  Procedures Upon Dissolution.................................................   52
                  (a)  General............................................................   52
                  (b)  Control of Winding Up..............................................   53
                  (c)  Manner of Winding Up...............................................   53
                  (d)  Application of Assets..............................................   53
         8.4  Termination.................................................................   54

ARTICLE 9 -- LIABILITY AND INDEMNIFICATION................................................   54
         9.1  No Personal Liability.......................................................   54
         9.2  Indemnification by Company..................................................   54
         9.3  Notice and Defense of Claims................................................   55
                  (a)  Notice of Claim....................................................   55
                  (b)  Defense by the Company.............................................   55
                  (c)  Defense by the Indemnified Person.................................    56
                  (d)  Advancement of Expenses............................................   56
                  (e)  Contribution.......................................................   56
         9.4  Directors' and Officers' Insurance..........................................   57

ARTICLE 10 -- MISCELLANEOUS...............................................................   57
         10.1  Entire Agreement...........................................................   57
         10.2  Amendment; Waiver..........................................................   57
         10.3  Specific Performance.......................................................   57
         10.4  Remedies Cumulative........................................................   57
         10.5  Successors and Assigns.....................................................   58
         10.6  No Third Party Beneficiaries...............................................   58
         10.7  Further Assurances.........................................................   58
         10.8  Notices....................................................................   58
         10.9  Governing Law..............................................................   59
         10.10 Severability...............................................................   59
         10.11 Independent Contractors....................................................   59
         10.12 Disposition of Interests...................................................   60
         10.13 Survival of Rights and Duties..............................................   60
         10.14 Counterparts...............................................................   60
         10.15 Construction...............................................................   60
         10.16 No Right to Partition......................................................   61


SCHEDULES

Schedule 2.2        Principal Terms of Senior Secured Notes
Schedule 3.6        Allocation Method
Schedule 6.6        Financial & Operating Results Disclosure Items
Schedule 6.11       Cost Allocations
Schedule 6.12       Minimum Buildout Schedule
Schedule 6.12(d)    Service Features
Schedule 6.12(e)    Quality & Reporting Standards